EXECUTION VERSION

STOCK PURCHASE AGREEMENT by and between API TECHNOLOGIES CORP., SPECTRUM CONTROL, INC., and MEASUREMENT SPECIALTIES, INC. Dated: April 17, 2013

Table of Contents

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EXHIBIT A	Settlement Statement
EXHIBIT B	Form of Trademark License Agreement
EXHIBIT C	Form of Transition Services Agreement
EXHIBIT D	Form of Escrow Agreement

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 17, 2013, is by and between API Technologies Corp., a Delaware corporation (“Parent”), Spectrum Control, Inc., a Pennsylvania corporation (“Spectrum” and together with Parent, the “Seller”), and Measurement Specialties, Inc., a New Jersey corporation (the “Purchaser”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in ARTICLE I.

RECITALS

A.          Spectrum is the record and beneficial owner of all of the issued and outstanding shares of capital stock or other equity interests (collectively, the “Shares”) of Spectrum Sensors and Controls, Inc., a Pennsylvania corporation (“Sub 1”), Spectrum Sensors and Controls, LLC, a California limited liability company (“Sub 2”), and Spectrum Sensors and Controls, Inc., an Ohio corporation (“Sub 3” and together with Sub 1 and Sub 2, the “Companies”).

B.          Effective as of April 16, 2013, Spectrum Sensors and Controls, Inc., a California corporation, was converted to Sub 2 (the “Conversion”).

C.          Upon the terms and subject to the conditions of this Agreement, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1            Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Accounts Receivable” means all accounts receivable, including trade and miscellaneous accounts receivable, related to the Companies

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 10.8(b).

“Assets” has the meaning set forth in Section 3.14.

“Balance Sheet Date” means February 28, 2013.

“BATFE” has the meaning set forth in Section 1.1.

“BIS” has the meaning set forth in Section 1.1.

“Business Day” means each day that is not a Saturday, Sunday or other day on which the Seller is closed for business or the Federal Reserve Bank of San Francisco is closed.

“Capital Lease Obligations” means, with respect to any Person, for any applicable period, the obligations of such Person that are permitted or required to be classified and accounted for as capital obligations under GAAP, and the amount of such obligations at any date will be the capitalized amount of such obligations at such date determined in accordance with GAAP.

“Change of Control” means, as to an entity, the occurrence of one or more of the following: (a) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of such entity representing more than 50% of such entity’s outstanding voting securities or rights to acquire such securities; or (b) the consummation by such entity of a merger, consolidation or other transaction or series of related transactions in which the voting securities of such entity outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity (or any direct or indirect parent or Subsidiary thereof) outstanding immediately after such merger, consolidation or other transaction or series of related transactions.

“Claims” has the meaning set forth in Section 3.7.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Purchase Price Certificate” has the meaning set forth in Section 2.7(a).

“Closing Working Capital” means Working Capital as calculated as of the close of business on the day prior to the Closing Date; provided, however, that the Accounts Receivable reserve and inventory reserve components of Closing Working Capital shall be equal to the Accounts Receivable reserve and inventory reserve components of Working Capital as of March 31, 2013.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Commission” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act or the Exchange Act.

“Commonly Controlled Entity” means any entity which is under common control with the Seller or any of the Companies within the meaning of Code section 414(b), (c), (m), (o) or (t).

“Companies” has the meaning set forth in the Recitals.

“Company Business” means the business of providing high reliability, precision position, temperature and inertial sensing products to military and commercial markets as currently conducted by the Companies.

“Company Persons” has the meaning set forth in Section 4.8(a).

“Condition of the Companies” means the assets, business, properties, operations or financial condition of the Companies, taken as a whole.

“Confidentiality Agreement” has the meaning set forth in Section 6.1.

“Continuing Employees” has the meaning set forth in Section 7.6(a).

“Contract” means, whether oral or written, any agreement, undertaking, contract, indenture, mortgage, note, bond, deed of trust or other instrument to which the applicable Person is a party or by which it or any of its property or assets is bound.

“Conversion” has the meaning set forth in the Recitals.

“Copyrights” means all registered and unregistered copyrights and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

“DDTC” has the meaning set forth in Section 1.1.

“Deductible” has the meaning set forth in Section 9.3(b).

“Dispute Notice” has the meaning set forth in Section 2.7(b).

“Electronic Delivery” has the meaning set forth in Section 13.6.

“Embargoed Person” means any person, country or entity subject to trade restrictions under United States Law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., the Trading with the Enemy Act, 50 U.S.C. §§ App.1, et seq., the Export Administration Act, 50 U.S.C. app. §§ 2401-2420, the Arms Export Control Act, 22 U.S.C. §§ 2751-2794, or any statutes, regulations or Executive Orders implemented by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. Commerce Department’s Bureau of Industry and Security (“BIS”) or the United States Department of State Directorate of Defense Trade Controls (“DDTC”).

“Environmental Laws” means Requirements of Law relating to pollution or protection of public and worker health and safety in connection with Hazardous Materials, the environment or natural resources.

“Environmental Permits” has the meaning set forth in Section 3.18(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” has the meaning set forth in Section 2.3(b).

“Escrow Amount” means $1,500,000.

“Estimated Closing Date Certificate” has the meaning set forth in Section 2.4.

“Estimated Purchase Price” has the meaning set forth in Section 2.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Expiration Date” means the date that is 18 months after the Closing Date.

“Final Allocation” has the meaning set forth in Section 10.8(b).

“Final Resolution” has the meaning set forth in Section 9.5.

“Financial Statements” has the meaning set forth in Section 3.10(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Government Contract” means any (i) prime contract, grant agreement, cooperative agreement or other type of contract (including purchase or sale orders) with a Governmental Authority or (ii) subcontract under any such contract.

“Government Contract Bid or Proposal” means a bid or proposal to a Governmental Authority for a Government Contract.

“Guarantee” of or by any Person (the “guaranteeing person”), means, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guaranteeing person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part); or (b) any Lien, other than Permitted Liens, on any assets of the guaranteeing person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by the guaranteeing person.

“Hazardous Materials” means any substance, material or waste (regardless of physical form or concentration) that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services of the Companies in the ordinary course); (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course); (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) all Guarantees by such Person of Indebtedness of others; (h) all Capital Lease Obligations of such Person; (i) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange arrangements or other interest or exchange rate hedging arrangements; (j) all obligations, including reimbursement obligations, of such Person in respect of letters of credit, fidelity bonds, surety bonds, performance bonds and bankers’ acceptances; (k) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock; (l) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness or Guarantee; and (m) any other obligation that in accordance with GAAP is required to be reflected as debt on the balance sheet of such Person (other than trade payables and current accruals incurred in the ordinary course). The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Party” has the meaning set forth in Section 9.1.

“IP Rights” means any and all of the following in any country: Copyrights, Patent Rights, Trademark Rights, domain name registrations, moral rights, trade-secret rights, rights in and to computer software and other similar, corresponding or analogous intellectual property rights.

“Knowledge” means the actual knowledge of Brian Kahn, Bel Lazar, Phil Rehkemper, Robert Visger, John Fischer, Devin Brock, Suzanne Brower, Patrick Shoup and Robert McKenna, and such knowledge that would reasonably be expected to be known by such individuals in the ordinary and usual course of the performance of their duties after due inquiry.

“Leased Real Property” has the meaning set forth in Section 3.8(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest of any kind or nature whatsoever.

“Losses” has the meaning set forth in Section 9.1.

“Material Adverse Effect” means any effect or change that is materially adverse to the Condition of the Companies or to the ability of any party to this Agreement to consummate timely the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the Condition of the Companies, (ii) natural disaster or national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions, diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) changes in budgets or spending programs of any Governmental Authority; (iv) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) changes in United States generally accepted accounting principles or (vi) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority, except in the case of the foregoing clause (a) for any such effect or change that has a substantially disproportionate effect on the Companies compared to other participants in the businesses and industries in which the Companies operate; and (b) any adverse change in or effect on the Condition of the Companies that is cured by the Seller before the Closing Date.

“Material Company IP Rights” means all IP Rights owned solely or co-owned by the Companies, or in which either or the Companies has any right by Contract or license to use or exploit, but excluding IP Rights that, individually or in the aggregate, are not material to the conduct of the Company Business. Material Company IP Rights specifically excludes any IP Rights granted to the Companies pursuant to (a) any non-disclosure agreements entered into in the ordinary course of business; (b) licenses for open source software; and (c) licenses for computer software that is generally available on nondiscriminatory pricing terms and has an individual acquisition cost of $25,000 or less per software package.

“Material Contracts” has the meaning set forth in Section 3.4(a).

“Negative Working Capital Adjustment Amount” means an amount equal to the excess, if any, of the Estimated Purchase Price over the Purchase Price as finally determined pursuant to Section 2.7 (or as otherwise agreed to by the Purchaser and the Seller).

“OFAC” has the meaning set forth in Section 1.1.

“Parent” has the meaning set forth in the Preamble.

“Patent Rights” means all issued patents and pending patent applications (which for purposes of this Agreement shall include utility models, design patents, certificates of invention and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Permits” has the meaning set forth in Section 3.5.

“Permitted Liens” has the meaning set forth in Section 3.14.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” means any employee benefit plan, arrangement, policy, program, agreement or commitment (whether or not an employee plan within the meaning of section 3(3) of ERISA), including any employment, consulting or deferred compensation agreement, executive compensation, change of control, bonus, incentive, pension, profit sharing, thrift savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether or not subject to ERISA, that is maintained, contributed to (including arrangements that involve the mere forwarding of employee payroll deductions) or required to be contributed to by the Companies or the Seller for the benefit of any current or former employee, independent contractor or director of the Companies, or their dependents or beneficiaries, or with respect to which the Companies may have any direct or indirect liability.

“Positive Working Capital Adjustment Amount” means an amount equal to the excess, if any, of the Purchase Price as finally determined pursuant to Section 2.7 (or as otherwise agreed to by the Purchaser and the Seller) over the Estimated Purchase Price.

“Pre-Closing Tax Period” has the meaning set forth in Section 10.1.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Persons” has the meaning set forth in Section 4.8(a).

“Real Property Leases” has the meaning set forth in Section 3.8(b).

“Release” has the meaning set forth at 42 U.S.C. 9601(22).

“Requirements of Law” means any applicable law, statute, treaty, rule, regulation, code, edict, principle of common law or ordinance enacted, adopted or promulgated by a Governmental Authority.

“Restricted Period” has the meaning set forth in Section 11.1(a).

“Restricted Territory” has the meaning set forth in Section 11.1.

“Restrictive Covenants” has the meaning set forth in Section 11.2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Disclosure Schedules” means those disclosure schedules supplied by Seller to Purchaser and dated as of the date of this Agreement.

“Seller Mark and Logo” means the name and mark “API,” “API Technologies” “Spectrum Controls,” “Spectrum” and any names (including internet domain names) or marks containing or comprising such names and marks or related thereto, including any names or marks (including Internet domain names) similar thereto or dilutive or derivative thereof, and the logos of such companies and any logos containing or comprising such logos or related thereto, including any logos similar thereto or derivative or dilutive thereof.

“Seller Plans” has the meaning set forth in Section 3.13(a).

“Settlement Statement” means the Settlement Statement attached hereto as Exhibit A.

“Shared Facilities Equipment” has the meaning set forth in Section 3.14(a).

“Shared Facilities Equipment Transfer” has the meaning set forth in Section 3.14(a).

“Shared Production Facilities” has the meaning set forth in Section 3.8(b).

“Shares” has the meaning set forth in the recitals to this Agreement.

“Specified Representations” means the representations and warranties of the Seller made in Section 3.2, Section 3.3(a), Section 3.3(b), Section 3.3(d), Section 3.6, Section 3.9, Section 3.16, Section 3.18, Section 3.21, Section 3.22, Section 3.23 and Section 3.25.

“Spectrum” has the meaning set forth in the Preamble.

“Spending Accounts” has the meaning set forth in Section 7.6(e).

“Straddle Period” has the meaning set forth in Section 10.1.

“Sub 1” has the meaning set forth in the Recitals.

“Sub 2” has the meaning set forth in the Recitals.

“Sub 3” has the meaning set forth in the Recitals.

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person.

“Target Working Capital” means the average of Working Capital on the last day of each of the monthly periods ending January 31, 2013, February 28, 2013 and March 31, 2013.

“Tax Contest” has the meaning set forth in Section 10.6.

“Tax Returns” means any and all reports, returns, elections, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, together with any schedule or attachment thereto or amendment thereof.

“Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (ii) ad valorem, value added, property, capital or other gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, withholding, employment, social security (or similar), unemployment, compensation, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

“Third Party Claim” has the meaning set forth in Section 9.2.

“Trade Secrets” means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

“Trademark License Agreement” means the Trademark License Agreement by and between the Purchaser and Parent substantially in the form attached as Exhibit B.

“Trademark Rights” means all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and common law trademark rights and trade dress rights, along with the goodwill associated with each of the foregoing.

“Transaction Documents” means, collectively, the Escrow Agreement, the Transition Services Agreement, the Trademark License Agreement and all certificates and other documents delivered simultaneously with this Agreement or to be delivered at Closing in connection with the transactions contemplated hereby, including the Settlement Statement.

“Transaction Expenses” has the meaning set forth in Section 13.2.

“Transfer Taxes” has the meaning set forth in Section 10.3.

“Transition Services Agreement” means the Transition Services Agreement by and between the Purchaser and Parent substantially in the form attached as Exhibit C.

“Union” has the meaning set forth in Section 3.12(d).

“U.S. Export Control Laws” means the Export Administration Regulations (15 C.F.R. Parts 730-744); U.S. Foreign Trade Regulations (15 C.F.R. Part 30); the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); the U.S. Treasury Department, Office of Foreign Assets Control regulations (30 C.F.R. Parts 500-599; and the Antiboycott laws (15 C.F.R. Part 760 and Section 999 of the U.S. Internal Revenue Code)).

“U.S. Import Laws” means Laws administered by Customs under Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations and the U.S. Department of Justice, Bureau of Alcohol, Tobacco, Firearms and Explosives (“BATFE”) regulations (27 C.F.R. Part 447).

“U.S. Trade Control Agencies” means BATFE, BIS, DDTC, DOJ, Internal Revenue Service, OFAC, Office of Antiboycott Compliance, U.S. Census Bureau, Foreign Trade Division and U.S. Immigration and Customs Enforcement.

“Working Capital” means the Companies’ Accounts Receivable and inventory, less accounts payable, all as calculated in accordance with GAAP consistently applied with the Seller’s historic accounting policies and practices as used in the preparation of the Financial Statements.

Section 1.2            Interpretation.

(a)           Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement. All Annexes, Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if fully set forth herein.

(b)           Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)           The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d)           The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be constructed to refer to this Agreement as whole and not to any particular provision of this Agreement.

(e)           The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive.

(f)           The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(g)           References to any statute shall be deemed to refer to such statue as amended from time to time and any rules or regulations promulgated thereunder. References to any agreement or Contract shall be to that agreement or Contract as amended, modified or supplemented from time to time.

(h)           Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Where a word or phrase is defined, each of its other grammatical forms shall have a corresponding meaning.

(i)            References to from or through any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(j)            References to any Person shall include the successors and permitted assigns of that Person.

(k)           References to “dollars” and “$” are to the lawful currency of the United States.

(l)            The parties hereto acknowledge and agree that they have been represented by counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(m)             No summary of this Agreement or any Annex, Exhibit or Schedule delivered herewith prepared by or on behalf of any party hereto will affect the meaning or interpretation of this Agreement or such Annex, Exhibit or Schedule.

(n)           The information contained in this Agreement and in the Seller Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of any Requirements of Law or breach of contract.

(o)           Documents or other information or materials shall be deemed to have been “made available” by the Seller if such documents, information or materials have been (i) posted to a virtual data room managed by the Seller at https://datasite.merrillcorp.com not later than the Business Day prior to the execution and delivery of this Agreement or (ii) provided to the Purchaser or its representatives not later than the Business Day prior to the execution and delivery of this Agreement as part of any Phase I environmental assessment conducted by or on behalf of the Purchaser.

ARTICLE II

PURCHASE AND SALE OF STOCK

Section 2.1            Closing; Closing Date. The closing of the purchase of the Shares contemplated hereby (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation at 10:00 am Pacific Time, or remotely via the exchange of executed documents and other closing deliverables, within two Business Days following the satisfaction or waiver of the conditions set forth in ARTICLE VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date upon which the Closing occurs is referred to as the “Closing Date.”

Section 2.2            Sale and Purchase of the Shares. At the Closing, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements of the Seller contained herein, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Shares for an aggregate amount equal to $51,350,000 (a) decreased by the amount, if any, by which Target Working Capital exceeds Closing Working Capital (as calculated pursuant to Section 2.7(d)(i), including giving effect to the proviso therein); and (b) increased by the amount, if any, by which Closing Working Capital exceeds Target Working Capital (as calculated pursuant to Section 2.7(d)(ii), including giving effect to the proviso therein) (such amount, as adjusted, the “Purchase Price”). At the Closing, the amounts of Closing Working Capital shall be determined based on the Estimated Closing Date Certificate delivered pursuant to Section 2.4. The estimated Purchase Price (as estimated in accordance with the preceding sentence, the “Estimated Purchase Price”) shall be paid in accordance with Section 2.3 and shall be subject to adjustment pursuant to Section 2.7. The Purchase Price shall be allocated 26.29% to Sub 1, 61.05% to Sub 2 and 12.66% to Sub 3.

Section 2.3            Payment of Estimated Purchase Price.

(a)           At the Closing, the Purchaser shall pay or cause to be paid, by wire transfer of immediately available funds, an aggregate amount equal to (i) the Estimated Purchase Price minus (ii) the Escrow Amount. Such amount shall be paid in accordance with the Settlement Statement, which shall provide for the payment of (A) any outstanding Indebtedness of the Companies pursuant to payoff letters in a form reasonably satisfactory to the Purchaser and (B) any Transaction Expenses of the Companies.

(b)           At the Closing, the Purchaser shall pay or cause to be paid, by wire transfer of immediately available funds, the Escrow Amount to an escrow agent reasonably acceptable to the Purchaser and the Seller to be held pursuant to the terms and conditions of the escrow agreement substantially in the form attached as Exhibit D (the “Escrow Agreement”).

Section 2.4            Estimated Closing Date Certificate. Two Business Days prior to the Closing, the Seller will furnish to the Purchaser a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Seller and in a form reasonably acceptable to the Purchaser (the “Estimated Closing Date Certificate”) setting forth a good faith estimate of (a) Closing Working Capital and (b) the resulting Estimated Purchase Price, in each case, calculated in accordance with this Agreement.

Section 2.5            Deliveries at Closing by the Seller. At the Closing, and upon satisfaction or waiver of the conditions set forth in ARTICLE VIII, the Seller will deliver or cause to be delivered the instruments, consents, certificates and other documents required of it by ARTICLE VIII.

Section 2.6            Deliveries at Closing by the Purchaser. At the Closing, and upon satisfaction or waiver of the conditions set forth in ARTICLE VIII, the Purchaser will deliver or cause to be delivered the instruments, consents, certificates and other documents required of it by ARTICLE VIII.

Section 2.7            Determination of the Purchase Price.

(a)           Within 60 days after the Closing Date, the Purchaser will deliver to the Seller a certificate (the “Closing Purchase Price Certificate”) executed by the Chief Executive Officer or Chief Financial Officer of the Purchaser setting forth the Purchaser’s good faith calculation of (i) the Target Working Capital, (ii) the Closing Working Capital, (iii) the Purchase Price and (iv) the difference between the Estimated Purchase Price and the Purchase Price.

(b)           If the Seller delivers written notice (a “Dispute Notice”) to the Purchaser within 30 days after receipt by the Seller of the Closing Purchase Price Certificate, stating that the Seller objects to any item in the Closing Purchase Price Certificate, specifying the basis for such objection, the Seller and the Purchaser will attempt to resolve and finally determine and agree upon such item as promptly as practicable. If the Seller does not deliver a Dispute Notice to the Purchaser within such 30 day period, then the Purchase Price specified in the Closing Purchase Price Certificate will be presumed to be true and correct in all respects and will be final and binding upon the parties. To the extent that any items that are components of the Estimated Purchase Price are not disputed in the Closing Purchase Price Certificate or components in the Closing Purchase Price Certificate are not disputed in a Dispute Notice, such components shall be final and binding on the Seller and the Purchaser.

(c)           If the Seller and the Purchaser are unable to agree upon the Purchase Price within 15 days after delivery of the Dispute Notice, then the Seller and the Purchaser shall submit the items in dispute to an independent, nationally recognized accounting firm reasonably acceptable to each of the Seller and the Purchaser. If the Purchaser and the Seller are unable to agree upon the selection of an accounting firm, they shall each select a nationally-recognized accounting firm (after excluding their respective regular outside accounting firms) and direct each of such accounting firms to name a third accounting firm which shall be the selected firm. The accounting firm will make a determination of the Purchase Price. The accounting firm shall address only those items in dispute and may not determine a Purchase Price greater than the greatest price claimed by either party or smaller than the smallest price claimed by either party. The determination of the accounting firm will be made within 60 days after being selected and shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. The fees, costs and expenses of the accounting firm will be borne pro rata as between the Seller, on the one hand, and the Purchaser, on the other hand, in proportion to the final allocation made by such accounting firm of the disputed items in relation to the claims made by the Seller and the Purchaser, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.

(d)           Within 10 Business Days after such time as the Purchase Price is finally determined in writing as described above (or as otherwise agreed to by the Purchaser and the Seller):

(i)            if the Purchase Price exceeds the Estimated Purchase Price, the Purchaser shall pay to the Seller, by wire transfer of immediately available funds to an account selected by the Seller, an amount equal to the Positive Working Capital Adjustment Amount; provided, however, that if the Purchase Price exceeds the Estimated Purchase Price by an amount that is less than 2.5% of the amount of the Target Working Capital, no amount shall be payable by the Purchaser to the Seller pursuant to this Section 2.7(d)(i); or

(ii)            if the Estimated Purchase Price exceeds the Purchase Price, the Seller shall pay to the Purchaser, by wire transfer of immediately available funds to an account selected by the Purchaser, an amount equal to the Negative Working Capital Adjustment Amount; provided, however, that if the Estimated Purchase Price exceeds the Purchase Price by an amount that is less than 2.5% of the amount of the Target Working Capital, no amount shall be payable by the Seller to the Purchaser pursuant to this Section 2.7(d)(ii).

(e)           Payment of any amounts due as set forth in Section 2.7(d) shall constitute full and final settlement of all claims or disputes related to the calculation of the Purchase Price. No adjustment to the Purchase Price pursuant to this Section 2.7 shall be considered a breach of any representation, warranty or other provision of this Agreement.

(f)           The Purchaser will cause the Seller and its accountants, lawyers and representatives to be given full access at all reasonable times to (and shall be allowed to make copies of) the books and records of the Purchaser and the Companies, including the Purchaser’s work papers related to the calculation of the final Purchase Price, and to any personnel of the Purchaser and the Companies reasonably requested by such persons, in each case in connection with the determination of the Purchase Price or any dispute relating thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Seller Disclosure Schedules, the Seller represents and warrants to the Purchaser as of the date hereof as follows:

Section 3.1            Corporate Existence and Power. The Seller and the Companies (a) are duly organized, validly existing and in good standing (to the extent such concept is recognized) under the laws of their respective jurisdictions of formation; (b) have all requisite power and authority to own and operate their respective properties, to lease their respective properties and to conduct the Company Business as such Company Business is then being conducted by the Companies; (c) are duly qualified as a foreign entity, licensed and in good standing (to the extent such concept is recognized) under the laws of each jurisdiction in which their ownership, lease or operation of property or the conduct of the Company Business then being conducted by the Companies requires such qualification, except where the lack of such qualification or licensing would not have a Material Adverse Effect; and (d) have the requisite power and authority to execute, deliver and perform their respective obligations under each of the Transaction Documents to which they are parties.

Section 3.2            Authority.

(a)           The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than compliance with any applicable requirements of the HSR Act.

(b)           The Seller has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and the Transaction Documents and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been, and as of the Closing Date each of the other Transaction Documents to which it is a party will have been, duly executed and delivered by the Seller and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which it is a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against it in accordance with its terms, subject to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

Section 3.3            Noncontravention. The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not (a) violate the certificate of incorporation or bylaws or similar organizational document of the Seller or the Companies, in each case as currently in effect; (b) assuming compliance with the matters referred to in Section 3.2, violate any applicable material Requirements of Law; (c) require any material consent or other material action by any Person under, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, or give rise to any material right of termination, cancellation or acceleration of any right or obligation of the Companies under any Material Contract; or (d) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of the Companies.

Section 3.4            Material Contracts.

(a)           Section 3.4(a) of the Seller Disclosure Schedules contains a true, correct and complete list of the following Contracts of the Companies (the “Material Contracts”):

(i)            any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate annual payments by the Companies of $100,000 or more;

(ii)           any sales, distribution or other similar agreement providing for the sale by the Companies of materials, supplies, goods, services, equipment or other assets that provides for aggregate annual payments to or by the Companies of $100,000 or more, and any Government Contract;

(iii)           any partnership, joint venture or other similar agreement or arrangement;

(iv)           any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(v)            any agreement relating to Indebtedness;

(vi)           any Real Property Lease;

(vii)          any Contract with an Affiliate of a Company;

(viii)        any employment, deferred compensation, severance, bonus or retirement Contract under which the Companies have any continuing obligations as of the date of this Agreement that requires aggregate annual payments by the Companies in excess of $50,000 in any 12-month period (other than at-will employment offer letters with no severance obligations);

(ix)           any material license or similar Contract listed or required to be listed on Schedule 3.15(b) or Schedule 3.15(c) of the Seller Disclosure Schedules;

(x)            any Contract with any labor organization; and

(xi)          any agreement that limits the freedom of the Companies to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Companies to compete in any line of business or with any Person after the Closing Date.

(b)           With respect to each Material Contract, (i) such Material Contract is in full force and effect as of the date hereof and constitutes a legal, valid and binding agreement of one of the Companies, and, to the Knowledge of the Seller, the other parties thereto, subject to the effect, if any, of (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (B) general principles of equity, regardless of whether asserted in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief); and (ii) to the Knowledge of the Seller, (1) no party to such Material Contract is in material breach or material default of such Material Contract and (2) no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the Companies, or would permit the modification or premature termination of such Material Contract by any other party thereto. The Seller has made available to the Purchaser true and complete copies of each Material Contract.

Section 3.5            Compliance with Laws; Permits. The Companies are and have been in compliance in all material respects with all Requirements of Law. The Companies have all licenses, permits and approvals of any Governmental Authority required for the conduct of the Company Business (collectively, the “Permits”), except where the failure to have or obtain such permit would not reasonably be expected to result in material liability. The Permits are in full force and effect and are listed on Section 3.5 of the Seller Disclosure Schedules. The Seller has made available to the Purchaser copies of the Permits.

Section 3.6            Capitalization. Sub 1 is authorized to issue 1,052 common shares, of which 100 are issued and outstanding, all of which are owned beneficially by the Seller. Spectrum is the sole member of, and holds all of the membership interests in, Sub 2. Sub 3 is authorized to issue 15,000 shares of common stock, of which 5,835 are issued and outstanding, all of which are owned beneficially by the Seller. All of the Shares are duly authorized, validly issued, fully paid and non-assessable and held, directly or indirectly, by the Seller free and clear of all Liens, other than Permitted Liens. Except for the Shares, no other equity or other ownership interests, or rights to acquire ownership interests, of the Companies are authorized or outstanding. There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise receive from the Companies or the Seller any of the outstanding, authorized but unissued, or unauthorized shares of capital stock or any other security of the Companies, and there is no outstanding security of any kind of the Companies convertible into any such securities. The Seller has the unrestricted power and authority to transfer the Shares to the Purchaser as contemplated pursuant to the terms of this Agreement. The Seller has good and marketable title to the Shares, free and clear of any Liens, other than Permitted Liens. Upon delivery to the Purchaser of the certificates representing the Shares duly endorsed for transfer and payment for the Shares, the Purchaser shall acquire good and valid title to the Shares, free and clear of all Liens, other than Permitted Liens.

Section 3.7            Litigation. There are no material actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, “Claims”) currently pending or, to the Knowledge of the Seller, threatened, at law, in equity, in arbitration or before any Governmental Authority against any of the Companies. The Seller has made available to the Purchaser true, correct and complete copies of all pleadings, correspondence and other documents relating to any Claim, and each settlement or similar agreement entered into by a Company (a) since June 1, 2011 or (b) with respect to which any material obligation of any party thereto is outstanding as of the date of this Agreement.

Section 3.8            Real Estate.

(a)           The Companies do not own, and have not previously owned, any real property.

(b)           Section 3.8(b)(i) of the Seller Disclosure Schedules contains a true, correct and complete list of all leases and other agreements (collectively, the “Real Property Leases”) under which any of the Companies leases any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property”). Section 3.8(b)(ii) of the Seller Disclosure Schedules contains a true, correct and complete list of the other sites owned or leased by the Seller or any of its Subsidiaries (other than the Companies) at which any of the Companies have production lines (the “Shared Production Facilities”). The Seller has made available to the Purchaser copies of all Real Property Leases (including all modifications, amendments and supplements). Each Real Property Lease is in full force and effect and binding and enforceable against the applicable Company and, to Knowledge of the Seller, against the lessors thereof, subject to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief). No written notice of default under any Real Property Lease has been received by the Seller that remains uncured, no written termination notice under any Real Property Lease has been received by the Seller and no uncured material default on the part of the Companies or, to the Knowledge of the Seller, the landlord exists under any Real Property Lease.

(c)           Other than the Shared Production Facilities, all of the land, buildings, structures and other improvements used by the Companies in the conduct of the Company Business are included in the Leased Real Property.

(d)           Neither the Seller nor the Companies have granted any Person any right to the possession, use, occupancy or enjoyment of the Leased Real Property or any portion thereof.

(e)           Neither the Seller nor any of the Companies own or hold, or are obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, dispose of or lease the Leased Real Property or any portion thereof or interest therein.

(f)           Neither the Seller nor the Companies have received written notice of any sale or other disposition of the Leased Real Property or any part thereof.

Section 3.9            Taxes.

(a)           All material U.S. federal, state, local, and non-U.S. income and other material Tax Returns relating to all Tax periods ending after June 1, 2011 with respect to each of the Companies have been timely filed, and all such Tax Returns are true and correct in all material respects.

(b)           With respect to all Tax periods ending after June 1, 2011, all (i) Taxes required to be paid by or on behalf of any of the Companies have been timely paid and (ii) U.S. federal and state and non-U.S. income taxes, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be paid or withheld with respect to employees and other third parties of each of the Companies have been timely paid or withheld (and withheld amounts have been timely paid over to the appropriate Tax authority).

(c)           There is no Tax deficiency outstanding, assessed or proposed against or with respect to any of the Companies, nor has any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any material Tax of or with respect to any of the Companies been executed or requested.

(d)           None of the Seller or any of the Companies has been notified in writing of any request for an audit, examination or proceeding with respect to any Tax Return of or with respect to any of the Companies, nor, to the Knowledge of Seller, is any such audit, examination or proceeding presently in progress. No written adjustment relating to any Tax Return filed by or with respect to any of the Companies has been proposed by any Tax authority. No written claim has ever been made that a Company is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(e)           None of the Companies are, nor have any of the Companies been in the five-year period ending on the Closing Date, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(f)           There are no Liens on any assets of any of the Companies for Taxes, other than Permitted Liens.

(g)           None of the Companies has any liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Requirements of Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract, by operation of law or otherwise.

(h)           None of the Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i)            None of the Companies is a party to or bound by any Tax allocation or Tax sharing agreement with any other Person and has no contractual obligation to indemnify any other Person with respect to Taxes.

(j)            None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Requirements of Law) executed by any of the Companies prior to the Closing Date; (ii) change in method of accounting by any of the Companies for a taxable period ending on or prior to the Closing Date; (iii) intercompany transactions or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Requirements of Law), in each case, relating to transactions or events occurring on or before the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(k)           None of the Companies has made any payments nor is obligated to make any payments that will not be fully deductible by reason of the provisions of Section 280G of the Code.

(l)            None of the Companies has entered into any transaction that is or would be part of any “reportable transaction” under Sections 6011, 6111 or 6112 of the Code (or any similar provision under any state or local Requirements of Law).

(m)           Each Company has disclosed on its federal income Tax Returns all material positions taken therein that would otherwise be reasonably likely to give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(n)           None of the Companies has, nor has had, a permanent establishment, as defined in any applicable Tax treaty or convention, in any country other than the United States.

(o)           No written claim has been made by a Taxing authority in a jurisdiction where a Company does not file a Tax Return that it is or may be subject to Tax by that jurisdiction.

(p)           As of the date of this Agreement, Sub 2 is a California limited liability company. Sub 2 was formed upon the Conversion, and at all relevant times has been disregarded as an entity separate from its owner, Spectrum, for U.S. federal and all applicable U.S. state income tax purposes.

Section 3.10        Financial Statements.

(a)           The Seller has made available to Purchaser the consolidated unaudited balance sheet of the Companies as of the Balance Sheet Date and the related statement of income for the three month period ended February 28, 2013, and the consolidated unaudited balance sheet of the Companies and the related consolidated unaudited statement of income for each of the years ended November 30, 2012, November 30, 2011 and November 30, 2010 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (except the Financial Statements do not contain footnotes) applied on a consistent basis throughout the periods covered. The Financial Statements (i) are true and correct in all material respects; (ii) fairly present, in all material respects, the combined financial condition of the Companies as of the respective dates indicated therein and the combined operating results of the Companies for the respective periods indicated therein, subject to normal year-end audit adjustments and the absence of footnotes; and (iii) reflect the consistent application of the Companies’ accounting principles throughout the periods involved.

(b)           Except with regard to obligations and liabilities the subject matter of which is covered by Section 3.4, Section 3.5, Section 3.8, Section 3.12, Section 3.13, Section 3.14, Section 3.15 and Section 3.18 (each of which shall be the sole representations and warranties with regard to obligations and liabilities for the subject matters set forth therein), the Companies have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Financial Statements; (ii) those not required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP; (iii) those incurred in the ordinary course of business since the Balance Sheet Date; and (iv) those incurred pursuant to or in connection with the execution, delivery or performance of this Agreement.

Section 3.11        No Material Adverse Effect; Ordinary Course of Business. Except as set forth in Section 3.11 of the Seller Disclosure Schedules, since the Balance Sheet Date and until the date of this Agreement, the Company Business has been conducted in all material respects in the ordinary course of business consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. From the Balance Sheet Date until the date hereof, there has not been any action taken by the Companies that, if taken during the period from the date of this Agreement through the Closing Date without the Purchaser’s consent, would constitute a breach of Section 5.1.

Section 3.12        Labor and Employment Matters.

(a)           Section 3.12(a) of the Seller Disclosure Schedules contains a true, correct and complete list of all employees and independent contractors as of April 1, 2013 showing, in the case of each such employee, the position, annual base salary and bonus potential, full or part time status, exempt or non-exempt status, date of hire, location and accrued vacation and paid time off as of April 1, 2013, and, in the case of each such contractor, the rate of pay.

(b)           The Companies are not engaged in any material unfair labor practice and there are no pending or, to the Knowledge of the Seller, threatened in writing unfair labor practice charges.

(c)           Since June 1, 2011, there has not been any labor strike, picketing of any nature, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout, in each case involving the employees of the Companies. To the Knowledge of the Seller, no such labor strike, picketing, labor dispute, slowdown, concerted interference, stoppage or lockout is threatened.

(d)           Since June 1, 2011, the Companies have not had any duty to bargain with any union or labor organization or other Person purporting to act as exclusive bargaining representative of any employees of the Companies (“Union”) with respect to the wages, hours or other terms and conditions of employment of any employee of the Companies, and no Union claims or demands to, and since June 1, 2011 has not claimed or demanded to, represent, and there are no, and since June 1, 2011 there have been no, organizational campaigns in progress with respect to, any of the employees of the Companies. There is no collective bargaining agreement or other Contract with any Union, or work rules or practices agreed to with any Union, binding on the Companies with respect to any employees of the Companies.

(e)           The Companies are in material compliance with all applicable Requirements of Law respecting labor, employment, fair employment practices, classification of employees and independent contractors, terms and conditions of employment, and wages and hours.

(f)           Except as set forth on Section 3.12(f) of the Seller Disclosure Schedules, the Companies have not received written notice that any of the employment policies or practices of the Companies are currently being audited or investigated and the employment policies or practice of the Companies are not subject to audit or investigation by any Governmental Authority.

(g)           Except as set forth on Section 3.12(g) of the Seller Disclosure Schedules, the Companies are not subject to any affirmative action obligations under any Requirements of Law, including Executive Order 11246, and are not a government contractor for purposes of any Requirements of Law with respect to the terms and conditions of employment, including the Service Contracts Act or prevailing wage laws.

(h)           The Companies have not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, or any similar state or local Requirements of Law that remains unsatisfied. Section 3.12(h) of the Seller Disclosure Schedules contains a true, correct, and complete list of all employees of the Companies who have been terminated in the 90 day period immediately preceding the date of this Agreement.

Section 3.13        Employee Benefit Plans.

(a)           Section 3.13(a)(i) of the Seller Disclosure Schedules contains a true, correct and complete list of each Plan and indicates which Plans are sponsored or maintained by (i) the Companies or (ii) the Seller or another ERISA Affiliate (other than the Companies) (such plans, collectively, the “Seller Plans”). Section 3.13(a)(ii) of the Seller Disclosure Schedules lists each of the Plans that constitute an “employee benefit plan” as defined in Section 3(3) of ERISA. The Companies do not have any formal commitment, or intention communicated to employees, to create any additional Plan or make any material amendment or modification to any existing Plan. The Companies shall have no liability with respect to any Seller Plan following the Closing.

(b)           With respect to each of the Plans, the Seller has made available to the Purchaser true, correct and complete copies of each of the following documents, if applicable: (i) all plan documents (including all amendments and modifications thereof) and in the case of binding oral Plans, a written description thereof, and in either case all related agreements including the trust agreement and amendments thereto, insurance Contracts, and investment management agreements; (ii) the last three filed Form 5500 series and all schedules thereto, as applicable; (iii) the current summary plan descriptions and all material modifications thereto; (iv) the three most recent trustee reports; (v) copies of any private letter rulings, requests and applications for determination and determination letters issued with respect to the Plans within the past three years; (vi) the three most recent (A) audited financial statements and (B) actuarial valuation reports; and (vii) for the last three years, all correspondence with any Governmental Authority regarding the operation or the administration of any Plan.

(c)           None of the Plans is subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA or is a “multiemployer plan” as defined in Section 3(37) of ERISA. None of the Companies or any Commonly Controlled Entity has maintained or contributed to, or been obligated to contribute to, any plan subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA or a multiemployer plan.

(d)           Each Plan has been operated and administered (i) in accordance with its terms and (ii) in material compliance with the applicable Requirements of Law including, but not limited to, ERISA and the Code. Each Plan which is intended to be qualified under Section 401(a) of the Code and each related trust which is intended to be qualified under Section 501(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service on which the Companies may rely and there are no circumstances that are reasonably likely to result in such plan or related trust failing to be so qualified. There is no pending or, to the Knowledge of the Seller, threatened audit by any Governmental Authority, litigation or other proceeding relating to any of the Plans. No action has been taken with respect to any of the Plans to either terminate any of such Plans or to cause distributions, other than in the ordinary course of business to participants under such Plans.

(e)           Each nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by the Companies has been maintained and operated in material compliance with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. None of the Companies are party to, or otherwise obligated under, any Contract that provides a gross-up of taxes imposed by Section 409A of the Code.

(f)           None of the Companies, any Commonly Controlled Entity or any employee of the Companies or any Commonly Controlled Entity has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, nor has any such Person breached any duty imposed by Title I of ERISA, with respect to any Plan. To the Knowledge of the Seller, no other Person has engaged in such a prohibited transaction or breach.

(g)           All insurance premiums under any insurance policy related to a Plan, all contributions (including all employer contributions and employee salary reduction contributions), and all liabilities and expenses of the Companies in respect of any Plan for any period up to and including the Closing Date have been made, paid or accrued and booked on or before the Closing Date.

(h)           Each Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(l) of ERISA has been administered in compliance with the requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder and the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

(i)            No Plan is a welfare plan (as defined in Section 3(1) of ERISA) that provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by Section 4980A of the Code, commonly referred to as “COBRA,” the cost of which is fully paid by the current or former employee or his or her dependents).

(j)            The consummation of the transactions contemplated by this Agreement will not (or will not upon termination of any individual’s employment following such consummation) (i) entitle any employee, director or consultant of the Companies to severance pay or any other termination payment; (ii) accelerate the time of payment or vesting or increase the amount of payment with respect to any compensation due to any employee, director or consultant of the Companies; or (iii) result in any payment which could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

Section 3.14        Title to Assets. Subject to the Shared Facilities Equipment Transfer, the Companies have marketable title to, or a valid leasehold interest in, all machinery, equipment and other tangible assets used in the Company Business and reflected as owned on the Financial Statements (collectively, the “Assets”). Section 3.14 of the Seller Disclosure Schedules contains a true, correct and complete list of all machinery and equipment (but for purposes of clarification, expressly excluding inventory) owned by the Companies prior to the Shared Facilities Equipment Transfer and located at a Shared Production Facility (the “Shared Facilities Equipment”). Prior to the Closing, the ownership of each item of Shared Facilities Equipment, other than the items listed in Section 3.14 of the Seller Disclosure Schedules under the heading “Retained Shared Facilities Equipment,” was duly and validly transferred out of the Companies to Spectrum pursuant to documentation disclosed to the Purchaser (the “Shared Facilities Equipment Transfer”). None of the Companies has or will have any liability in respect of the Shared Facilities Equipment or the Shared Facilities Equipment Transfer. The assets owned or leased by the Companies (including real, personal and tangible and intangible property), or that they otherwise have the right to use (including real, personal and tangible and intangible property), (i) constitute all of the assets of the Seller held for use or used in connection with the Business and (ii) to the Knowledge of the Seller, are sufficient to conduct the Company Business as such Company Business is then being conducted by the Companies. None of the Assets is subject to any Lien, except the following (“Permitted Liens”):

(a)           Liens disclosed on the Financial Statements or pursuant to Seller’s credit facilities, each of which will be released on or promptly following the Closing;

(b)           Liens for taxes not yet due and payable or being contested in good faith (and for which adequate accruals or reserves have been established on the Financial Statements);

(c)           Liens to secure obligations to landlords, lessors or renters under leases or rental agreements;

(d)           statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies, and other similar Liens;

(e)           easements, restrictions, and other title encumbrances relating to real property that do not materially interfere with the use of such property;

(f)           Liens that do not materially detract from the value or materially interfere with any present or intended use of such Assets; or

(g)           restrictions on transfer imposed by applicable securities laws.

Section 3.15        Intellectual Property.

(a)           Section 3.15(a) of the Seller Disclosure Schedules lists all Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) and all other IP Rights owned by the Companies or in which the Companies have any co-ownership interest, setting forth in each case the jurisdictions where patents have been issued, patent applications have been filed, trademarks have been registered, trademark applications have been filed or any other IP Rights have been registered or applied for.

(b)           Section 3.15(b) of the Seller Disclosure Schedules lists all written Contracts in effect as of the date of this Agreement under which any third party has licensed, granted or conveyed to the Companies any right, title or interest in or to any Material Company IP Rights.

(c)           Section 3.15(c) of the Seller Disclosure Schedules lists all written Contracts in effect as of the date of this Agreement under which Companies have licensed, granted or conveyed to any third party any right, title or interest in or to any Material Company IP Rights, but excluding (i) non-exclusive licenses of any Material Company IP Rights to end users that do not materially differ in substance from the corresponding standard form agreements of the Companies and (ii) any non-disclosure agreements entered into in the ordinary course of business.

(d)           To the Knowledge of the Seller, the Companies own, co-own or otherwise possess legally enforceable rights to use all Material Company IP Rights. No party is overtly challenging in writing the right, title or interest of Companies in, to or under the Material Company IP Rights, or the validity, enforceability or claim construction of any Patent Rights owned or co-owned or exclusively licensed to Companies.

(e)           All Patent Rights and registered Trademark Rights in which Companies possess sole ownership have been duly filed or registered (as applicable) with the Governmental Authorities listed on, and have been maintained as described in, Section 3.15(e) of the Seller Disclosure Schedules. To the Knowledge of the Seller, none of the Licensed Marks (as defined in the Trademark License Agreement) infringe on the Trademark Rights of any third party.

(f)           All current and former officers and employees of, and consultants and independent contractors to, the Companies who have contributed in a material manner to the creation or development of any Material Company IP Right have executed and delivered to one of the Companies an agreement regarding the protection of proprietary information and the assignment or license to Companies, or by equivalent arrangement, of any IP Rights arising from services performed for Companies by such persons, the current forms of which agreements have been made available in a data room for review by the Purchaser or its advisors. To the Knowledge of Seller, no current or former officers or employees of the Companies have breached any material term of any such agreements.

(g)           To the Knowledge of the Seller, the conduct of the Company Business does not infringe or misappropriate any valid and enforceable IP Rights of any other Person.

(h)           To the Knowledge of the Seller, as of the date of this Agreement, no Material Company IP Rights are being infringed or misappropriated by any third party.

(i)            None of the execution, delivery or performance of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Companies’ right, title or interest in or to any Material Company IP Rights.

Section 3.16        Affiliate Transactions. None of the Seller, or to the Knowledge of the Seller, any of its Affiliates or any officer or director of the Seller or any of the Companies possess, directly or indirectly, any financial interest in, or is a director, officer, manager or employee of, any Person that is a material supplier, customer, lessor, lessee or competitor of any of the Companies. The ownership of 5% or less of any class of securities of a Person whose securities are registered under the Exchange Act shall not be deemed to be a financial interest for purposes of this Section 3.16.

Section 3.17        Insurance. Section 3.17 of the Seller Disclosure Schedules lists all of the insurance policies in the name of the Companies, with the effective date and coverage amounts indicated thereon. There is no claim by the Companies pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies have been timely paid by the Companies. Such policies are in full force and effect. The Seller has no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies.

Section 3.18        Environmental Matters.

(a)           The Companies are and have been in compliance in all material respects with all applicable Environmental Laws. Except as would not result in material liability, the Companies have and maintain in full force and effect all Permits required under applicable Environmental Laws (“Environmental Permits”) for the conduct of the Company Business. Schedule 3.18(a) of the Seller Disclosure Schedules contains a true, correct and complete list of all Environmental Permits. The Seller has made available to the Purchaser copies of the Environmental Permits.

(b)           With respect to Environmental Laws, there is no unresolved civil or criminal Claim pending against the Companies or, to the Knowledge of the Seller, threatened against the Companies or as to which the Companies have any outstanding obligations. The Companies have not received any written notice of any Claim or order alleging the Companies’ violation of, or liability under, any Environmental Law that has not been cured.

(c)           Except as would not result in material liability to the Companies under Environmental Law, the Companies have not Released Hazardous Materials at or from any of the Leased Real Properties or Shared Production Facilities, nor, to the Knowledge of the Seller, at or from any real property previously owned, leased or operated by any of the Companies. The Companies have not caused a Release of Hazardous Materials at any location nor have the Companies arranged for the transportation, treatment, or disposal of Hazardous Materials at any location, except in each case as would not result in material liability to the Companies under Environmental Law.

(d)           The Seller has made available to the Purchaser complete copies of all material environmental audits and assessments related to the operations of the Company Business or the premises currently or previously owned or leased by the Companies for the exclusive use of the Company Business (excluding the Shared Production Facilities) that are in its possession or reasonable control.

(e)           To the Knowledge of the Seller, the execution and delivery of this Agreement shall not result in the imposition of any obligations on the Companies for site investigation or cleanup pursuant to Environmental Laws.

(f)           To the Knowledge of the Seller, there are no facts existing prior to the Closing Date that would reasonably be expected to result in material liability to the Companies under Environmental Law.

(g)           None of the Companies has assumed or otherwise undertaken or indemnified any material liability of any other Person arising under Environmental Laws, except as provided in any lease or sublease agreements, routine service or supply agreements, or financing agreements, in each case entered into by the Companies in the ordinary course of business.

Section 3.19        Inventory. All of the inventory of the Companies reflected on the Financial Statements and in the Companies’ books and records as of the date hereof was purchased, acquired or produced in the ordinary course of business consistent with past practice and in a manner consistent with the Companies’ regular inventory practices, and is set forth on the Companies’ books and records in accordance with the Companies’ regular practices and principles and consistent with the method of treating such items in prior periods. All items of inventory included in the Financial Statements consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the latest balance sheet included in the Financial Statements or on the accounting records of the Companies as of the Closing Date, as the case may be. No Company is in possession of any inventory not owned by the Companies, including goods already sold. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the context of the present circumstances of the Companies. Work-in-process inventory is valued according to GAAP.

Section 3.20        No Shared Services. The Companies do not rely on any services provided by the Seller or any of its Subsidiaries to conduct the Company Business.

Section 3.21        Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Companies in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Companies.

Section 3.22        Accounts Receivable. The Accounts Receivable represent sales actually made or services actually performed in the ordinary course of business in bona fide, arms’-length transactions completed in accordance with the terms and provisions contained in any documents relating thereto. Unless paid prior to the Closing Date, as of the Closing Date the Accounts Receivable will be current and collectible, net of the respective reserves shown on the latest balance sheet included in the Financial Statements, without resort to litigation. The Companies’ reserves for Accounts Receivable are adequate and have been determined in accordance with its accounting principles. No claims of rights of setoff exist that would exceed such reserves.

Section 3.23        No Indebtedness. As of, and after giving effect to, the Closing, the Companies will not have any Indebtedness.

Section 3.24        Warranties. There is no currently pending claim for product liability, warranty or other claims by any third party (whether based on contract or tort and whether relating to personal injury (including death), property damage or economic loss) arising from (a) products sold or services rendered by the Companies; or (b) the operation of the Company Business. All products sold or services rendered by the Companies in connection with the Company Business have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and the Companies have no material liability for damages in connection therewith. No products sold or services provided by the Companies in connection with the Company Business are subject to any guaranty, warranty or other indemnity beyond the Companies’ standard terms and conditions of sale.

Section 3.25        Export Compliance. Section 3.25 of the Seller Disclosure Schedules lists all licenses and agreements entered into pursuant to 22 CFR 124, and any other export or import approvals, in effect and pending (“in effect” meaning licenses with unshipped balances), to authorize the Companies’ exports, re-exports, or imports under any U.S. Export Control Law or U.S. Import Law, complete and accurate copies of all of which have been made available to the Purchaser together with all related export or import documents subject to recordkeeping requirements of the applicable U.S. Export Control Laws or U.S. Import Laws. There are no other export or import authorizations, in effect or pending, related to the Companies’ export or import activities. Neither the Companies nor any of their current or former employees, representatives, agents, consultants, independent contractors, subcontractors, leased employees, volunteers, or “temps” in connection with his or her affiliation with, or the performance of his or her duties to, the Companies: (a) have engaged in any activity or transaction prohibited by or in violation of any U.S. Export Control Law or U.S. Import Law; (b) have been the recipient of a subpoena, warning letter, finding of violation letter, charging letter, draft charging letter, or other document alleging a violation, or possible violation, of any U.S. Export Control Law or U.S. Import Law from any U.S. Trade Control Agency; (c) have been (x) the subject of an indictment for a violation or violations of any U.S. Export Control or U.S. Import Law; (y) convicted of violating any U.S. Export Control Law or U.S. Import Law or (z) barred or suspended, even temporarily, from doing business with any agency of the U.S. Government as a result of a violation of any U.S. Export Control Law or U.S. Import Law; (d) (x) are an Embargoed Person; (y) are owned or controlled by, or is acting on behalf of, an Embargoed Person or (z) have engaged in activities, dealings or transactions with or involving an Embargoed Person; (e) have entered into a settlement, plea agreement, or deferred prosecution agreement with any U.S. Trade Control Agency for alleged violations of any U.S. Export Control Law or U.S. Import Law; or (f) have been officially reprimanded or terminated in whole or in part due to his or her violation of the Companies’ policies and procedures related to U.S. Export Control Laws or U.S. Import Laws. There is no pending or, to the Knowledge of the Seller, threatened U.S. Trade Control Agency proceeding, investigation, audit or enforcement action against any of the Companies or any of their current or former employees, representatives, agents, consultants, independent contractors, subcontractors, leased employees, volunteers, or “temps” in connection with his or her affiliation with, or the performance of his or her duties to, the Companies. The Companies do not have any pending or anticipated disclosures to any U.S. Trade Control Agency for potential violations of any U.S. Export Control Law or U.S. Import Law. All voluntary self-disclosures in respect of the Companies that have been submitted to a U.S. Trade Control Agency involving potential violations of U.S. Export Control Law or U.S. Import Law have been disclosed to the Purchaser. The Companies have not reported any potential violations to a U.S. Trade Control Agency. No person other than U.S. persons (as defined by U.S. Export Control Laws) has had physical, visual or other access to products or technology of the Companies subject to U.S. Export Control Laws at the Companies’ facilities.

Section 3.26        Government Contracts. The Companies have complied with all Requirements of Law relating to Government Contracts and Government Contract Bids or Proposals. All representations and certifications of the Companies or the Seller set forth in or pertaining to Government Contracts and Government Contract Bids or Proposals were complete and accurate in all material respects as of their effective date. Section 3.26 of the Seller Disclosure Schedules lists all Government Contracts with respect to which the Companies (or the Seller, on behalf of the Companies) claimed or otherwise conveyed to any Governmental Authority or other third party, or received in part as a result of, any certification or status of the Companies or any business partner of the Companies, and a description of each such certification or status. No termination notice, cure notice or show-cause notice is in effect with respect to any Government Contract or Government Contract Bid or Proposal. Neither the Companies nor any of their officers, directors, employees or agents (in their capacities as such) is or has since June 1, 2011 been the subject of a formal investigation or indictment with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Contract Bid or Proposal. Neither the Companies nor any of their officers, directors, employees or agents (in their capacities as such) is suspended or debarred from federal contracting or has been the subject of a finding of non-responsibility or ineligibility regarding federal contracting. Since June 1, 2011, the Companies have not conducted or initiated an internal investigation or made a voluntary disclosure to a Governmental Authority regarding its actions or omissions with respect to Government Contracts or Government Contract Bids or Proposals. All test and inspection results that the Companies (or the Seller, on behalf of the Companies) have provided pursuant to any Government Contract were complete and correct in all material respects as of the date so provided. The Companies have not received any government-furnished property or equipment in connection with any Government Contract.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as of the date hereof as follows:

Section 4.1            Existence and Power. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of under the laws of its jurisdiction of formation and has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

Section 4.2            Authorization; No Contravention. The execution, delivery and performance by the Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly authorized by all necessary corporate action; (b) do not contravene the terms of the Purchaser’s organizational documents or any amendment thereof; and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contract to which the Purchaser or any of its Affiliates is a party or any Requirements of Law applicable to the Purchaser.

Section 4.3            Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirements of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Purchaser of this Agreement and each of the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby, in each case other than compliance with any applicable requirements of the HSR Act.

Section 4.4            Binding Effect. This Agreement has been, and as of the Closing Date each of the other Transaction Documents to which it is a party will have been, duly executed and delivered by the Purchaser and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which it is a party will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms, subject to the effect, if any, of (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (b) general principles of equity, regardless of whether asserted in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

Section 4.5            Sufficiency of Funds. The Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement and there is no financing contingency or other condition or action required by any other Person that could impede the Purchaser’s access to such funds.

Section 4.6            Purchase for Own Account; Accredited Investor; Investigation. The Shares are being acquired by the Purchaser for its own account and not with a view to or for sale in connection with any distribution of shares of capital stock. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the risks of the proposed investment in the Shares and is able to bear the economic risk of the investment in the Shares. The Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. The Purchaser has conducted its own independent investigation, review and analysis of the Companies, the Company Business and the Shares, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation; and (b) neither the Seller nor any other Person has made any representation or warranty as to the Companies, the Shares, the Company Business, the transactions contemplated by this Agreement or any other matter except as expressly set forth in ARTICLE III of this Agreement (as modified by the Seller Disclosure Schedules).

Section 4.7            Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Purchaser in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Purchaser or any action taken by the Purchaser.

Section 4.8            No Other Representations or Warranties.

(a)           Except for the representations and warranties set forth in ARTICLE III, the Purchaser acknowledges and agrees that (i) none of the Seller, the Companies or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors (collectively, “Company Persons”) has made any other express or implied representation or warranty with respect to the Company Business or the Companies or their respective business or operations, including with respect to any information provided or made available to Purchaser or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors (collectively, “Purchaser Persons”); and (ii) none of the Seller, the Companies or any Company Persons will have any liability or indemnification obligation or other obligation of any kind or nature to the Purchaser or any Purchaser Persons resulting from the delivery, dissemination or other distribution to the Purchaser or any Purchaser Persons or the use by the Purchaser or any Purchaser Persons of any such information provided or made available to any of them by the Seller, the Companies or any Company Persons, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Purchaser or any Purchaser Persons in any data rooms (whether physical or electronic), confidential information memoranda or management presentations in anticipation or contemplation of the transactions contemplated by this Agreement.

(b)           In connection with its due diligence investigation of the Companies, the Purchaser and the Purchaser Persons received from the Seller, the Companies or the Company Persons estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company Business and the Companies and their business and operations. The Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, forward-looking statements and business plans, and that the Purchaser will have no claim against the Seller, the Companies or any Company Persons with respect thereto. Accordingly, the Purchaser acknowledges and agrees that none of the Seller, the Companies or any Company Person has made any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

(c)           Notwithstanding the foregoing, nothing in Section 4.6 or this Section 4.8 shall prevent the Purchaser from relying on the representations and warranties of the Seller set forth in this Agreement or the Transaction Documents, or limit the Seller’s liability in connection with any breach of any such representation or warranty.

ARTICLE V

COVENANTS OF THE SELLER

Section 5.1            Conduct of the Business of the Companies. From the date hereof until the Closing Date, the Seller shall cause the Companies to conduct their respective businesses in all material respects in the ordinary course of business consistent with past practice and use its reasonable best efforts to (i) preserve intact the present business organizations of the Companies; (ii) maintain in effect all of the Companies’ foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations; and (iii) maintain satisfactory relationships with the Companies’ customers, suppliers and other material business relations. Without limiting the generality of the foregoing, except (A) as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) (B) to the extent required to comply with any Requirements of Law; (c) as set forth in Section 5.1 of the Seller Disclosure Schedules; or (d) as expressly contemplated by this Agreement, the Seller shall not permit the Companies to:

(a)           amend their respective articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)           issue, deliver or sell, or authorize the issuance, delivery or sale of any securities or amend any term of any securities;

(c)           make any capital investment, expenditure or commitment (or a series of related capital investments, expenditures or commitments) or any loan to any Person in excess of $50,000, other than in the ordinary course of business consistent with past practice or as required under any Material Contract;

(d)           acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;

(e)           sell, lease or otherwise transfer, or create or incur any Lien, other than Permitted Liens on, any of the material assets, securities, properties, interests or businesses of the Companies, other than sales of inventory in the ordinary course of business consistent with past practice;

(f)           create, incur, assume or guarantee any Indebtedness;

(g)           enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Companies from engaging or competing in any line of business in any location or with any Person;

(h)           enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Companies under any Material Contract;

(i)            materially increase any compensation, bonus or other benefits payable to any current or former director, officer, employee or consultant of the Companies, in each case except in the ordinary course of business consistent with past practice, or adopt or amend any Plan;

(j)            change the Companies’ methods of accounting, except as required by concurrent changes in GAAP;

(k)           settle, or offer or propose to settle, any Claim involving or against the Companies involving amounts exceeding $100,000 individually or any Claim by a third Person that relates to the transactions contemplated hereby;

(l)            make or change any material Tax election, adopt or change any method of tax accounting, enter into any closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a Tax refund; or

(m)             agree, resolve or commit to do any of the foregoing.

Section 5.2            Access to Information; Limitations. From the date hereof and prior to the Closing Date, upon reasonable prior written notice to the Seller, the Seller shall permit the Purchaser and its Affiliates, employees, agents, consultants, accountants and legal counsel to (a) have reasonable access to the books and records (including Tax records) and all other documents or agreements pertaining to the Companies or their respective businesses during normal business hours; and (b) visit and inspect any of the properties (without any right to conduct any monitoring or testing) of the Companies during normal business hours. The Seller will cause its and the Companies’ officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate with the Purchaser and its representatives in connection with such investigation and examination, and the Purchaser and its representatives will cooperate with the Seller, the Companies and their respective representatives and will use their respective reasonable best efforts to minimize any disruption to their respective businesses. Notwithstanding anything to the contrary in this Agreement, none of the Seller or the Companies shall be obligated to disclose any information to the Purchaser if such disclosure would (i) cause significant competitive harm to the Seller, the Companies or their respective businesses if the transactions contemplated by this Agreement are not consummated; (ii) jeopardize any attorney-client or other legal privilege; or (iii) contravene any Requirements of Law, fiduciary duty or Contract entered into prior to the date of this Agreement. Notwithstanding the foregoing, the preceding sentence shall not limit the Seller’s liability in connection with a breach of any representation or warranty set forth in this Agreement or any other agreements or certificates entered into or delivered by the Seller or a Company in connection with this Agreement as a result of the failure of such representation or warranty to be qualified by information not so disclosed. Any access to the properties of the Companies shall not unreasonably interfere with the operations therein and shall be subject to the reasonable security measures and insurance requirements of the Seller.

Section 5.3            Notices of Certain Events.

(a)           The Seller shall promptly notify the Purchaser of:

(i)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)            any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii)            any actions, suits, claims, investigations or proceedings commenced or, to Seller’s Knowledge threatened against, relating to or involving or otherwise affecting the Seller or the Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.7 that relate to the consummation of the transactions contemplated by this Agreement;

(iv)            any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 8.2 not to be satisfied; and

(v)            any failure of the Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(b)           The delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 5.4            Consents. Following the Closing and in cooperation with the Purchaser, the Seller shall use commercially reasonable efforts to (a) obtain all necessary consents, waivers and approvals of any parties to each of the Contracts listed in Section 5.4 of the Seller Disclosure Schedules under the heading “Post-Closing Consents” as are required thereunder in connection with the transactions contemplated by this Agreement or for any such Contract to remain in full force and effect and (b) use commercially reasonable efforts to assign to the Companies its applicable portion of the rights in and to each of the Contracts listed in Section 5.4 of the Seller Disclosure Schedules under the heading “Post-Closing Assignments,” including by using commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to each such Contract so as to permit such assignment to the Companies or reasonably assisting the Companies in entering into appropriate replacement agreements with the counterparties to such Contracts. To the extent (and for so long as) any consent, waiver or approval is not obtained from any party to any of the Contracts listed in Section 5.4 of the Seller Disclosure Schedules, or any assignment of any such Contract has not been duly completed, or if an attempted assignment thereof would adversely affect the rights of the Seller thereunder so that the Companies would not in fact receive all the rights of the Seller therein, the Seller and Purchaser shall cooperate in a mutually agreeable arrangement pursuant to which the Companies would obtain all of the Seller’s benefits under such Contracts related to the Companies’ business at no additional cost to the Purchaser or the Companies (other than costs inherent in Seller’s position under such Contracts notwithstanding such consent, waiver, approval or assignment), including sub-contracting, sub-licensing or sub-leasing to the Companies, or under which the Seller would enforce for the benefit of the Companies, any and all rights of the Seller related to the Companies’ business against a third party to such Contracts. The Seller will promptly pay to the Companies when received all monies received by the Seller under any claim or right or any benefit arising under any such Contract and related to the Companies’ business, and the Seller and Purchaser shall continue to cooperate and use all commercially reasonable efforts to obtain such consents, waivers, approvals and assignments, as applicable, and to provide the Companies with all such rights related to the Companies’ business.

ARTICLE VI

COVENANTS OF THE PURCHASER

Section 6.1            Confidentiality. The Purchaser agrees that the information obtained in any investigation pursuant to Section 5.2 or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby shall be governed by the terms of the confidentiality agreement, dated November 9, 2012 (the “Confidentiality Agreement”) between the Seller and the Purchaser until the earlier of Closing and termination of the Confidentiality Agreement pursuant to its terms.

Section 6.2            Access. On and after the Closing Date, the Purchaser will cause the Companies to afford promptly to the Seller and its agents reasonable access to each of their respective properties, books, records, employees and auditors to the extent necessary to permit the Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided, however, that any such access by the Seller shall not unreasonably interfere with the conduct of the business of the Purchaser. The Purchaser shall promptly provide the Seller with copies of any environmental assessments or audits of any of the properties of the Seller conducted by the Purchaser or its representatives. The Purchaser will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Requirements of Law, all confidential documents and information concerning the Seller or the Companies provided to it pursuant to this Section 6.2. The Purchaser agrees that it is not authorized to and will not (and will not permit any of its officers, directors or Affiliates to) contact any director, employee, supplier, customer or other material business relation of the Seller or the Companies prior to the Closing without the prior written consent of the Seller except for contacts in the ordinary course of the Purchaser’s business that do not make inquiry or disclosure respecting the Companies, the Seller, the transactions contemplated by this Agreement, the Purchaser’s contact or interaction with the Companies or the Seller, the existence of this Agreement or any other interaction involving the Companies or the Seller.

ARTICLE VII

COVENANTS OF THE SELLER AND THE PURCHASER

Section 7.1            Reasonable Best Efforts; Further Assurances.

(a)           Each party hereto shall, as promptly as practicable, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, the Seller agrees to cause the Companies and the Purchaser agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within 10 Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act. Without limiting the generality of the Purchaser’s undertaking pursuant to this Section 7.1(a), the Purchaser agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any Requirements of Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses, or of the assets, properties or businesses to be acquired by it pursuant to this Agreement, as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, the Purchaser shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) of any Governmental Authority that would prevent the consummation of the Closing. Notwithstanding anything to the contrary herein, if the lessor or licensor under any Leased Real Property conditions its grant of a consent (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request pursuant to this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty), the Purchaser shall be solely responsible for making all such payments or providing all such additional security.

(b)           All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals made by or on behalf of any party before any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions among the Seller, the Companies, the Purchaser or any of their respective Affiliates or representatives with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by any Requirements of Law or any disclosure containing confidential information) shall be disclosed to the other parties hereunder in advance of any filing, submission or attendance, it being the intent that of the parties that they consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 7.2            Mail and Payments Received After the Closing. Following the Closing, the Purchaser shall deliver or cause to be delivered to the Seller all mail and payments received by the Purchaser after the Closing that pursuant to this Agreement belong to the Seller or any of its Affiliates. Following the Closing, the Seller shall deliver or cause to be delivered to the Purchaser all mail and payments received by the Seller or its Affiliates after the Closing that pursuant to this Agreement belong to the Purchaser.

Section 7.3            Production of Witnesses and Individuals. From and after the Closing Date, the Seller and the Purchaser shall use, and shall cause their respective Affiliates to use, reasonable best efforts to make available to each other, upon written request, their respective directors, officers and employees for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any legal proceeding in which the requesting party may from time to time be involved relating to the Company Business. The Seller, on the one hand, and the Purchaser, on the other hand, agree to reimburse each other for reasonable out-of-pocket expenses (other than officers’ or employees’ salaries) incurred by the other in connection with providing individuals and witnesses pursuant to this Section 7.3. Notwithstanding the foregoing, the provisions of this Section 7.3 shall not apply to legal proceedings brought between the Seller and its Affiliates, on the one hand, and the Purchaser and its Affiliates, on the other hand.

Section 7.4            Use of Seller Name and Supplies.

(a)           Nothing in this Agreement gives the Purchaser any rights to the ownership or use of the Seller Mark and Logo, other than the rights to use the Seller Mark and Logo expressly set forth in this Section 7.4 and in the Trademark License Agreement. Following the Closing, the Purchaser shall, and shall cause its Affiliates (including the Companies) to, as soon as practicable, but in no event later than 120 days following the Closing Date, cease to (i) make any use of the Seller Mark and Logo (other than as permitted by the Trademark License Agreement) and (ii) hold themselves out as having any affiliation with the Seller or any of its Affiliates. In furtherance thereof, as soon as practicable but in no event later than 120 days following the Closing Date, the Purchaser shall, and shall cause its Affiliates (including the Companies) to, remove, strike over, or otherwise obliterate the Seller Mark and Logo from all assets and other materials owned by the Purchaser and its Affiliates (including the Companies), including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Any use by the Purchaser or any of its Affiliates (including the Companies) of the Seller Mark and Logo as permitted in this Section 7.4 is subject to such Person’s use of the Seller Mark and Logo in a form and manner, and with standards of quality, substantially similar to (but in no event less stringent than) those in effect for the Seller Mark and Logo as of the Closing Date. The Purchaser and its Affiliates (including the Companies) shall not use the Seller Mark and Logo in a manner that may reflect negatively on such name and marks or on the Seller or its Affiliates. Other than as provided in the Trademark License Agreement, the Seller shall have the right to terminate the foregoing license, effective upon 10 days written notice to the Purchaser, if the Purchaser or its Affiliates (including the Companies) fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of the Seller in relation to the use of the Seller Mark and Logo. Notwithstanding anything to the contrary in this Agreement, the Purchaser and their Affiliates shall indemnify and hold harmless the Seller and its Affiliates for any and all Losses arising from or relating to any use by the Purchaser or any of its Affiliates (including the Companies) of the Seller Mark and Logo in violation of this Section 7.4 or the Trademark License Agreement.

(b)           Notwithstanding anything to the contrary in Section 7.4(a), the Purchaser shall be entitled to use, sell and distribute any products containing the Seller Mark and Logo that are held in the inventory of the Companies on the Closing Date, but only for an amount of time following the Closing reasonably necessary to sell all of such products.

Section 7.5            Record Retention. After the Closing, the Seller and the Purchaser shall retain all books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Company Business in their respective possession for at least seven years or for such longer period of time set forth in their respective records retention policies in effect on the Closing Date or as may be required by Requirements of Law.

Section 7.6            Employee Matters.

(a)           Section 7.6(a) of the Seller Disclosure Schedules lists the employees of the Companies who will remain employed by the Companies after the Closing (the “Continuing Employees”) subject to the unilateral right of the Purchaser or the Companies to terminate their employment after the Closing in their sole discretion. Notwithstanding the foregoing, the individuals listed on Section 7.6(a) of the Seller Disclosure Schedule that are on a leave of absence as of the Closing will not remain employees of the Companies, but will instead be transferred by the Seller to Affiliates of the Seller other than the Companies. The Purchaser shall have no Liabilities or obligations with respect to such employees on such leaves of absence unless and until such employee returns from his or her respective leave of absence and is hired by the Purchaser or one of its Subsidiaries after Closing at the Purchaser’s sole discretion; provided, however, that such individual will not become a Continuing Employee if the individual is not cleared for work and presents himself or herself to the Purchaser or one of its Subsidiaries for active employment within 180 days following the date hereof. Before the Closing, the Seller shall terminate or transfer to Affiliates of the Seller other than the Companies those employees who are not Continuing Employees in a manner consistent with all applicable contractual, legal and other requirements. The Seller shall retain any and all liabilities relating to employees who are not Continuing Employees, all liabilities pursuant to the Worker Adjustment and Retraining Notification Act and all liabilities related to employees on a leave of absence as of the Closing Date.

(b)           The Continuing Employees shall continue to participate in the Seller Plans that are group health, dental, and vision plans (but not disability insurance plans), including health reimbursement account plans, through the end of the month in which the Closing Date occurs. The Continuing Employees will be eligible to participate in Purchaser group health, dental, and vision plans, subject to the terms thereof, as of the first day of the month following the month in which the Closing Date occurs.

(c)           Before the Closing Date, the Seller shall take all actions necessary, including adopting amendments to its 401(k) plan, to provide that the Continuing Employees shall be fully vested in their accounts in the 401(k) plan and the Companies shall terminate participation in the 401(k) plan, each effective as of the day before the Closing Date, and outstanding participant loans shall be eligible for rollover to another tax-qualified plan that will accept such rollovers.

(d)           The Seller shall pay each employee of the Companies who are not Continuing Employees, and employees on a leave of absence as of the Closing Date, all accrued wages, salary, commission, bonus, vacation pay, paid time off, and other employee compensation and benefits related to employment with the Seller and its Affiliates (including the Companies) for all periods through the date of termination of each such employee’s employment with the Seller and its Affiliates (including the Companies) in a timely fashion through its ordinary course payroll systems, and not later than the date such payment is required by law or the provisions of any benefit plan or contract under which such compensation is or becomes duly payable.

(e)           The Purchaser shall honor each Continuing Employee’s elections for the 2013 calendar year with respect to each Seller Plan that is a healthcare spending account and dependent care spending account plan (the “Spending Accounts”). In the event that the aggregate amount withheld from the Continuing Employees’ compensation with respect to the Spending Accounts exceeds the amount reimbursed to the Continuing Employees, the Seller shall remit such excess amount to the Purchaser. In the event that the aggregate amount withheld from the Continuing Employees’ compensation with respect to the Spending Accounts is less than the amount reimbursed to the Continuing Employees, Purchaser shall remit to the Seller the amount of the unfunded reimbursements.

(f)           For a period of six months after the Closing Date, unless the Seller otherwise agrees in writing and subject to the foregoing, the Purchaser shall cause the Companies or an Affiliate of the Companies to provide salaries and/or hourly wages (but not bonus opportunities) to the Continuing Employees on comparable terms, in the aggregate, applicable to such Continuing Employees immediately prior to the Closing. Nothing herein shall be construed to prohibit the Purchaser from causing or the Companies from terminating any Continuing Employee as a result of integrating or relocating any facility of the Companies or otherwise. Upon the expiration of such six month period, nothing in this Agreement, express or implied, shall be construed to prevent the Purchaser from causing or the Companies from modifying the salary and/or hourly wage of any Continuing Employee. No Continuing Employee shall be a third party beneficiary of this Agreement. No covenant or other undertaking in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement. Neither the Purchaser nor the Companies shall have any liability or obligation with respect to the Seller Plans after the Closing.

Section 7.7            Internet Content. The Seller shall, (a) not later than five Business Days following the Closing Date, cause all webpages related to the Companies on the Seller’s website to (x) include the Purchaser’s mark and logo and indicate that the Companies are owned by the Purchaser, or (y) be linked and directed to the Purchaser’s website, all as reasonably directed by Purchaser during the period of nine months following the Closing, and (b) maintain such web pages for a period of nine months.

ARTICLE VIII

CONDITIONS TO THE CLOSING

Section 8.1            Conditions of the Seller and the Purchaser to Close. The obligations of the Seller and the Purchaser to consummate the Closing are subject to the satisfaction of the following conditions:

(a)           Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b)           No provision of any applicable Requirements of Law shall prohibit the consummation of the Closing.

(c)           No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction and no statute, rule or regulation of any Governmental Authority preventing the consummation of the purchase and sale of the Shares or any of the other transactions contemplated hereby shall be in effect, and there shall be no pending actions brought by any Governmental Authority seeking any such order or injunction.

(d)           All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained.

Section 8.2            Conditions to the Obligation of the Purchaser to Close. The obligation of the Purchaser to purchase the Shares and to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchaser of the following conditions on or before the Closing Date.

(a)           The representations and warranties of the Seller in ARTICLE III that are (i) qualified by “materiality,” “Material Adverse Effect” or similar qualifiers shall be true and correct as of the Closing Date with the same effect as though made at and as of such date and (ii) not qualified by “materiality,” “Material Adverse Effect” or similar qualifiers shall be true and correct as of the Closing Date with the same effect as though made at and as of such date.

(b)           The Seller shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by the Seller on or before the Closing Date.

(c)           The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Seller, certifying to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)           The Seller shall have delivered to the Purchaser certificates representing the Shares, each duly endorsed in blank in proper form for transfer.

(e)           If requested by the Purchaser, all resignations of the members of the Board of Directors and officers of the Companies shall have been delivered to the Purchaser.

(f)           The Seller shall have executed and delivered to the Purchaser the Estimated Closing Date Certificate and the Settlement Statement.

(g)           The Seller shall have duly executed and delivered to the Purchaser a certificate of non-foreign status of the Seller as to the sale of the Shares in such form and substance as is reasonably acceptable to the Purchaser in conformance with Treasury Regulation Section 1.1445-2(b).

(h)           The Seller shall have executed and delivered to the Purchaser the Escrow Agreement, the Trademark License Agreement and the Transition Services Agreement.

(i)            The Seller shall have delivered to the Purchaser copies of (i) all notices to or consents of any Governmental Authority or other Person identified on Section 3.3 of the Seller Disclosure Schedules and (ii) evidence that each Material Contract and Permit not previously held by the Companies has been duly assigned to the Companies.

Section 8.3            Conditions to the Obligation of the Seller to Close. The obligations of the Seller to sell the Shares to the Purchaser and to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Seller of the following conditions on or before the Closing Date:

(a)           The representations and warranties of the Purchaser in ARTICLE IV that are (i) qualified by “materiality” or similar qualifiers shall be true and correct as of the Closing Date with the same effect as though made at and as of such date and (ii) not qualified by “materiality” or similar qualifiers shall be true and correct as of the Closing Date with the same effect as though made at and as of such date except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby.

(b)           The Purchaser shall have performed and complied in all material respects with all of its agreements set forth herein that are required to be performed by the Purchaser on or before the Closing Date.

(c)           The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Purchaser, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)           The Purchaser shall have executed and delivered to the Seller the Escrow Agreement, the Trademark License Agreement and the Transition Services Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.1            Indemnification. Except as otherwise provided and subject to the limitations in this ARTICLE IX, each Seller, jointly and severally, agrees to indemnify, defend and hold harmless each of the Purchaser and its Affiliates (including, after the Closing, the Companies) and their respective officers, directors, employees and subsidiaries (each, an “Indemnified Party”) from and against any and all claims, judgments, awards, out-of-pocket losses, fines, penalties, damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by a Indemnified Party in any action between Indemnified Party and any third party) or other liabilities (collectively, “Losses”) incurred or sustained by any Indemnified Party resulting from or arising out of: (a) any breach of any representation or warranty by the Seller in ARTICLE III or any certificate delivered by the Seller pursuant to this Agreement; (b) any breach of any covenant or agreement by the Seller in this Agreement; and (c) any Transaction Expenses of the Companies not discharged on or prior to the Closing Date; and (d) the matters identified on Section 9.1(d) of the Seller Disclosure Schedules.

Section 9.2            Notification. Each Indemnified Party shall, promptly after the receipt of notice of the commencement of any Claim by a third party against such Indemnified Party in respect of which indemnity may be sought from the Seller under this ARTICLE IX (a “Third Party Claim”), notify the Seller in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Seller of any such action shall not relieve the Seller from any liability which it may have to such Indemnified Party under this ARTICLE IX unless, and only to the extent that, such omission results in the Seller’s forfeiture of substantive rights or defenses. In case any such Third Party Claim shall be brought against any Indemnified Party and such Indemnified Party shall notify the Seller of the commencement thereof, the Seller shall be entitled to assume the defense thereof at its own expense; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Third Party Claim in which both the Seller, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Third Party Claim if, in the reasonable written opinion of outside counsel to such Indemnified Party, either (a) one or more defenses are available to the Indemnified Party that are not available to the Seller or (b) a conflict or potential conflict exists between the Seller, on the one hand, and such Indemnified Party, on the other hand, that would require such separate representation; provided, however, that the Seller shall not be liable for the fees and expenses of counsel to the Indemnified Parties. The Seller agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Third Party Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Third Party Claim. The Seller shall not be liable for any settlement of any Third Party Claim effected against an Indemnified Party without its written consent. Notwithstanding anything to the contrary contained in this Section 9.2, the Seller shall not be entitled to assume control of the defense of the Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party), and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party (which counsel shall be reasonably acceptable to the Seller), if (i) the Seller does not unconditionally acknowledge in writing its obligation to indemnify and hold the Indemnified Party harmless with respect to the Third Party Claim; (ii) the Third Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (iii) the Third Party Claim seeks injunctive or other equitable relief applicable to the Indemnified Party; or (iv) the Seller fails to take reasonable steps necessary to defend diligently the Third Party Claim within 10 Business Days after receiving written notice thereof from the Indemnified Party. The Seller shall be entitled to participate in the defense of any Third Party Claim that it does not assume at its sole cost and expense.

Section 9.3            Limitations on Indemnification. The indemnification obligations of the Seller under this Agreement shall be subject to the following limitations:

(a)           The Seller shall be obligated to pay amounts for indemnification for Losses arising under Section 9.1(a) only if the Purchaser notifies the Seller thereof on or prior to 5:00 p.m. Eastern Time on the Expiration Date, except for claims for fraud or breaches of covenants or the Specified Representations as to which the Purchaser shall notify the Seller on or before the date that is 30 days following the expiration of the period of legal statutory limitations applicable to the Losses in question (giving effect to any waiver, mitigation or extension thereof). The Purchaser and the Seller hereby agree and acknowledge that so long as the notice referred to in this Section 9.3(a) is provided on or prior to the expiration of the relevant time period, the Indemnified Party’s rights to pursue indemnification for the applicable representation or warranty shall continue to survive until such matter is resolved.

(b)           The Seller shall not be obligated to pay any amounts for indemnification for Losses arising under Section 9.1(a), except those based upon, arising out of or otherwise in respect of fraud or breaches of the Specified Representations, until the aggregate amounts for indemnification under Section 9.1(a) from and after the Closing, equals $200,000 (the “Deductible”), whereupon the Seller shall be obligated to pay all amounts in excess of the Deductible; provided, however, that the Seller shall not be liable to indemnify any Indemnified Party for any Losses which individually (together with all related Losses) do not exceed $15,000 and any such Losses shall be disregarded and shall not be aggregated for purposes of determining if the Deductible is met, until the Deductible is exceeded.

(c)           The Seller shall not be obligated to make any payment for indemnification for Losses arising under Section 9.1(a), except those based upon, arising out of or otherwise in respect of fraud or breaches of the Specified Representations, in excess of an amount equal to $6,000,000. In no event will the Seller be responsible for any indemnification in an amount exceeding the Purchase Price, other than in respect of fraud.

Section 9.4            Adjustments to Losses.

(a)           The amount of any Losses for which the Seller is liable under this ARTICLE IX shall be net of (i) any amounts reasonably recoverable by a Indemnified Party under insurance policies with respect to such Losses without resort to litigation (it being understood that the foregoing shall not require any Person to procure or maintain any insurance policy); (ii) any amounts recovered from any other Person (including insurers) with respect to the matters relating to such Losses; and (iii) any Tax benefit actually realized by the Purchaser or any of its Affiliates in connection with such Losses through the end of the Tax period in which the Loss is finally determined. If the amount to be netted from any indemnifiable Losses under this Section 9.4(a) is received or determined by any Indemnified Party after such Indemnified Party has received payment from the Seller with respect to such Losses, then such Indemnified Party shall pay to the Seller an aggregate amount equal to the amount that the Seller would not have been required to pay such Indemnified Party pursuant to this Section 9.4(a) had such payment been received or determination been made prior to the indemnification payment made for such Losses. The Seller shall not be liable for Losses to the extent such Losses arise solely as a result of a knowing and unreasonable failure by an Indemnified Party to take steps to mitigate such Loss after actual knowledge of any event or circumstance giving rise thereto.

(b)           Notwithstanding anything to the contrary in this Agreement, no Indemnified Party shall be entitled to indemnification, and the Seller shall not be liable, for (i) any punitive incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity or diminution in value, or any damages based on any type of multiple relating to the breach or alleged breach of this Agreement or the transactions contemplated hereby, other than any such amounts payable to a third party in connection with a Third Party Claim; (ii) any liability with respect to operation of the Companies after the Closing except as a result of any breach of any representation or warranty by the Seller in ARTICLE III or any certificate delivered by the Seller pursuant to this Agreement; or (iii) a breach by the Seller of any representations or warranties hereunder (but specifically excluding the Seller’s liability under Section 9.1(b), Section 9.1(c) or Section 9.1(d)) if, in the case of the Purchaser, Mark E. Thomson or Frank D. Guidone, on behalf of such Indemnified Party, had actual knowledge (without imputation) of such breach, as contrasted from mere knowledge of the facts, events or circumstances ultimately giving rise, or allegedly giving rise, to any such claim on the date hereof or on the Closing Date.

Section 9.5            Satisfaction of Claims. Payment for any indemnifiable Losses suffered by any Indemnified Party pursuant to this ARTICLE IX shall be made pursuant to this Section 9.5 when either (i) the Seller and the Indemnified Party agree on the amount of such indemnifiable Losses or (ii) the amount of indemnifiable Losses is finally adjudicated (each, a “Final Resolution”). Within three Business Days after the Final Resolution of any indemnification claim by any Indemnified Party hereunder pursuant to which any Indemnified Party is entitled to any payment, such payment shall be made by or on behalf of the Seller.

Section 9.6            Exclusive Remedy. The parties each acknowledge and agree that, except as otherwise provided in Section 7.4 or ARTICLE X, the indemnification provisions in this ARTICLE IX shall be the sole and exclusive remedy with respect to claims made after the Closing by an Indemnified Party that relate to the transactions contemplated by this Agreement. In furtherance of the foregoing, the Purchaser hereby waives to the fullest extent permitted by all Requirements of Law any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise related to the subject matter of this Agreement that the Purchaser may have against the Seller or any of its Affiliates arising under or based upon any Requirements of Law, except pursuant to the indemnification obligations set forth in this ARTICLE IX. Nothing in this Section 9.6 shall limit the Purchaser’s right to pursue injunctive relief for breach of any covenant or agreement contained herein or to seek any remedy on account of intentional breach or fraud by the Seller.

Section 9.7            Tax Effect of Indemnification Payment. All indemnity payments made pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Shares.

Section 9.8            Materiality Scrape. For purposes of calculating the amount of any Losses incurred in connection with a breach of any representation or warranty (but not a determination as to whether a breach has occurred), any references to “materiality” or “Material Adverse Effect” shall be disregarded.

ARTICLE X

TAX MATTERS

Section 10.1        Tax Indemnification. The Seller shall indemnify and hold the Purchaser harmless against any (a) Taxes imposed on any of the Companies with respect to any taxable period (or portion thereof) ending on or before the Closing Date (each, a “Pre-Closing Tax Period”) (not including Transfer Taxes allocated as provided in Section 10.3); (b) all Taxes resulting from the Conversion; and (c) income, franchise or other similar Taxes imposed on any of the Companies as a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) that arise under Treasury Regulation § 1.1502-6(a) or any comparable provision of applicable state, local or non-U.S. Tax law. Notwithstanding anything to the contrary and for the avoidance of doubt, except to the extent of any breach of any representation or warranty by the Seller in Section 3.9, the Seller shall not be liable to indemnify the Purchaser with respect to claims relating to the amount, value or condition of any Tax asset or attribute of the Companies, or the ability of Purchaser to utilize such Tax assets or attributes following the Closing or for any liabilities for Taxes included in the calculation of Closing Working Capital. In the case of any taxable period that includes but does not end on the Closing Date (each, a “Straddle Period”), the Taxes imposed upon the Companies allocable to the Pre-Closing Tax Period shall be computed on an interim closing of the books basis as if such taxable period ended on and included the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, and Taxes imposed on a periodic basis (such as property Taxes) shall be allocated between the period ending on and including the Closing Date and the period after the Closing Date in proportion to the number of days in each period.

Section 10.2        Tax Returns.

(a)           The Seller shall file, or cause to be filed, when due (taking into account valid extensions) (i) all Tax Returns of or with respect to the Companies that are required to be filed on or after the date hereof and on or before the Closing Date; and (ii) all income Tax Returns of or with respect to the Companies for any Pre-Closing Tax Period, regardless of when required to be filed. Seller shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns. Such Tax Returns shall be prepared consistent with the past practices of the Companies unless otherwise required by Requirements of Law. The Seller shall submit to the Purchaser any separate income Tax Return required to be filed with respect to Sub 1 and Sub 3, and, with respect to any income Tax Return for the affiliated or similar group of which the Seller is the common parent, a pro forma separate Tax Return for the Sub 1 and Sub 3 and any supporting work papers, relating to any Pre-Closing Tax Period for the Purchaser’s review, comment and approval not less than 45 days prior to the due date for the filing of such Tax Return (taking into account valid extensions), which approval shall not be unreasonably withheld, conditioned or delayed, and shall revise such Tax Returns to reflect any reasonable comments made by the Seller. Any dispute with respect to any such comments shall be resolved by an accounting firm selected in the manner set forth in Section 2.7(c).

(b)           The Purchaser shall file, or cause to be filed, when due (taking into account valid extensions) all Tax Returns that are not required to be filed by the Seller pursuant to Section 10.2(a), including all Straddle Period Returns. Any Tax Returns with respect to a Straddle Period shall be prepared consistent with the past practices of the Companies unless otherwise required by Requirements of Law. The Purchaser shall submit to the Seller any Tax Return required to be filed with respect to the Companies relating to any Straddle Period for the Seller’s review, comment and approval not less than 45 days prior to the due date for the filing of such Tax Return (taking into account valid extensions), which approval shall not be unreasonably withheld, conditioned or delayed, and shall revise such Tax Returns to reflect any reasonable comments made by the Seller. Any dispute with respect to any such comments shall be resolved by an accounting firm selected in the manner set forth in Section 2.7(c).

Section 10.3        Transfer Taxes. All sales (including bulk sales), use, transfer, value-added, goods and services, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees (“Transfer Taxes”) resulting from the transactions contemplated by this Agreement shall be borne by the Purchaser. The Seller and the Purchaser shall reasonably cooperate with each other in order to minimize Transfer Taxes. The Purchaser shall prepare any Tax Returns required to be filed in connection with such Transfer Taxes at its own expense.

Section 10.4        Tax Refunds. Any Tax refund (including any interest in respect thereof) received by the Purchaser or the Companies, and any overpayment that generates a cash equivalent amount credited against Tax to which the Purchaser or the Companies becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any Pre-Closing Tax Period shall be for the account of the Seller, and the Purchaser shall pay over to Seller any such Tax refund within five Business Days after actual receipt thereof, other than to the extent set forth in the following sentence. The foregoing shall not apply with respect to any Tax refund that is reflected as an asset that is taken into account for purposes of determining the Closing Working Capital. For purposes of this Section 10.4, where it is necessary to apportion a refund or credit between the Purchaser and the Seller for a Straddle Period, such refund or credit shall be apportioned in accordance with the principles of Section 10.1. The Purchaser shall cooperate, and cause the Companies to cooperate, at the cost and expense of the Seller, in obtaining any Tax refund that the Seller reasonably believes should be available, including through filing appropriate forms with the applicable Tax authorities; provided, however, that no such action results, or could result, in increasing the Tax liability of any of the Companies or the Purchaser with respect to any Tax period subsequent to the Closing Date.

Section 10.5        Post-Closing Actions Affecting the Seller’s Liability for Taxes.

(a)           Other than to the extent required by Requirements of Law, none of the Purchaser or any of its Affiliates shall (or shall cause or permit any other Person to) amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Companies with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Any dispute with respect thereto shall be resolved by an accounting firm selected in the manner set forth in Section 2.7(c).

(b)           None of the Purchaser or any of its Affiliates shall carryback any net operating loss or other Tax attribute from any Taxable period beginning after the Closing to a Pre-Closing Tax Period.

Section 10.6        Tax Contests. Each party hereto shall notify the other party in writing within 10 Business Days following receipt by such party of written notice of any pending or threatened audits, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit, dispute or other claim which could affect the liability for Taxes of such other party (“Tax Contest”). The Seller shall have the right (and, with respect to the Tax Contest described on Schedule 3.9(d) of the Seller Disclosure Schedules, Seller shall have the obligation) to represent the interests of the Companies in any Tax Contest relating to Tax periods ending on or before the Closing Date; provided, however, that the Seller shall keep the Purchaser fully and completely informed with respect thereto, the Purchaser shall be entitled to participate in such Tax Contest and the Seller may not settle or otherwise dispose of any such Tax without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. In the case of a Tax Contest for a Straddle Period, the Seller shall be entitled to participate in such Tax Contest and none of the Purchaser, any of its Affiliates or the Companies may settle or otherwise dispose of any such Tax Contest for which the Seller may have a liability under this Agreement without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Any dispute with respect thereto shall be resolved by an accounting firm selected in the manner set forth in Section 2.7(c).

Section 10.7        Assistance and Cooperation. The parties shall (a) provide assistance to each other as reasonably requested in preparing and filing Tax Returns and responding to Tax Contests; (b) provide reasonably detailed notice of any Tax Contest sufficient to apprise the other party of the nature of the claim; (c) make available to each other as reasonably requested all relevant information, records and documents, including workpapers, relating to Taxes of the Companies; and (d) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return or for any Tax Contest.

Section 10.8        Sale of Sub 2.

(a)           The Purchaser and the Seller agree to treat the sale of Sub 2 pursuant to this Agreement as a taxable sale of the assets of Sub 2 for U.S. federal and state income Tax purposes.

(b)           The Purchase Price allocated to Sub 2 pursuant to Section 2.2 and the absolute value of any liabilities of Sub 2 to the extent properly taken into account under Section 1060 of the Code shall be allocated among the assets of Sub 2 in accordance with the methodology set forth in Section 10.8(b) of the Seller Disclosure Schedules (the “Allocation”). Within 90 days following the Closing, the Purchaser shall provide the Seller with a draft of the Allocation prepared in accordance with Section 10.8 of the Seller Disclosure Schedules and Section 1060 of the Code and the Treasury Regulations thereunder. The Seller shall review the Allocation and provide any proposed revisions to the Purchaser within 30 days of receipt of the Allocation. The Seller and the Purchaser agree to negotiate in good faith with respect to such proposed revisions and to attempt to resolve any differences between them. Any dispute with respect thereto shall be resolved by an accounting firm selected in the manner set forth in Section 2.7(c). The Allocation as agreed to or as finally resolved by the accounting firm (the “Final Allocation”) shall be conclusive and binding on each of the Purchaser and the Seller, and each agrees to file its respective Tax Returns in a manner consistent with the Final Allocation.

ARTICLE XI

NON-COMPETITION

Section 11.1        Covenants Against Competition. The parties acknowledge and agree that (a) the Companies are engaged in the Company Business; (b) the Company Business is conducted in the United States and every jurisdiction or territory outside of the United States within which the Companies have sold products within the 12-month period preceding the date of this Agreement (the “Restricted Territory”); (c) the Seller’s relationship with the Companies has given the Seller access to Trade Secrets of the Companies and confidential information; (d) the agreements contained in this ARTICLE XI are essential to protect the business and goodwill of the Companies; and (e) the Purchaser would not purchase the Shares but for such agreements and covenants. Accordingly, the Seller agrees as follows:

(a)           Non-Compete. For a period of two years following the Closing (the “Restricted Period”), the Seller agrees that it will not, and will cause its Subsidiaries (for so long as they constitute Subsidiaries of the Seller) not to, within the Restricted Territory, directly or indirectly (i) engage in the Company Business for the Seller’s own account; or (ii) except as agreed to in writing by the Purchaser, own the equity of any third party that engages in the Company Business; provided, however, the Seller may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange if the Seller is not a controlling person of, or a member of a group that controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person. Notwithstanding the foregoing, the covenants in this Section 11.1(a) shall terminate as to Parent or any of its Subsidiaries upon a Change of Control of Parent or such Subsidiary.

(b)           Confidential Information; Personal Relationships. The Seller covenants and agrees that during the Restricted Period, neither it nor any of its Subsidiaries will disclose to any Person not employed by the Purchaser or any of its Affiliates or not engaged to render services to the Purchaser or any of its Affiliates, and will not use for the benefit of itself or others, any confidential information or Trade Secrets of the Companies; provided, however, that this provision shall not preclude the Seller from use or disclosure of information if (i) use or disclosure of such information shall be required by any Requirements of Law, (ii) use or disclosure of such information is reasonably required in connection with any Third Party Claim against or involving the Seller, (iii) such information is readily ascertainable from public or published information or trade sources (other than information known generally to the public as a result of a violation of this Section 11.1 by the Seller); or (iv) use or disclosure of such information is reasonably required in connection with the Seller’s engagement as a contractor to the Purchaser or any of the Companies.

(c)           Non-Solicitation. During the Restricted Period, the Seller covenants and agrees that neither it nor any of its Subsidiaries will, directly or indirectly, (i) induce or attempt to induce any employee of the any of the Companies to leave the employ of the Companies or the Purchaser or (ii) induce or attempt to induce any customer or supplier of the Companies to cease doing business with the Companies or otherwise reduce or alter their business relationship with the Companies in a manner adverse to the Companies. Notwithstanding the foregoing, it shall not be a breach of this Section 11.1(c) for the Seller or any of its Affiliates to solicit for employment or employ any employee of the Company (i) resulting from general advertisements for employment conducted by the Seller (including any recruitment efforts conducted by any recruitment agency so long as the Seller has not directed such recruitment efforts at such employee); (ii) if such employee approaches the Seller or any of its Affiliates on an unsolicited basis; or (iii) following the cessation of such employee’s employment with the Companies, in the case of any employee historically paid less than $50,000 per year in cash compensation, or after the date that is six months following the cessation of such employee’s employment with the Companies, in the case of any employee historically paid more than $50,000 per year in cash compensation, but in each case without any solicitation or encouragement by the Seller.

Section 11.2        Rights and Remedies Upon Breach. If the Seller breaches, or threatens to commit a breach of, any of the provisions of Section 11.1 (the “Restrictive Covenants”), the Purchaser shall have the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants may cause irreparable injury to the Purchaser and that money damages may not provide an adequate remedy to the Purchaser.

Section 11.3        Severability of Covenants. The Seller acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable as to the Seller, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

Section 11.4        Blue-Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable as to the Seller because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, as to the Seller, and, in its reduced form, such provision shall then be enforceable.

ARTICLE XII

TERMINATION

Section 12.1        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of the Seller and the Purchaser;

(b)           by either the Seller or the Purchaser if the Closing shall not have been consummated on or before April 30, 2013; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes breach of this Agreement; or

(c)           by either the Seller or the Purchaser if there shall be any applicable nonappealable final Requirements of Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final Requirements of Law applicable to the transactions contemplated hereby.

The party desiring to terminate this Agreement pursuant to Section 12.1(b) or Section 12.1(c) shall give notice of such termination to the other party.

Section 12.2        Effect of Termination. If this Agreement is terminated as permitted by Section 12.1, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party; provided, however, that if such termination shall result from the (a) willful failure of such party to fulfill a condition to the performance of the obligations of the other party, (b) failure to perform a covenant of this Agreement or (c) breach by any party of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Losses incurred or suffered by the other party as a result of such failure or breach. The provisions of Section 6.1 and ARTICLE XIII shall survive any termination hereof.

ARTICLE XIII
MISCELLANEOUS

Section 13.1        Public Announcements. The parties hereto each agree to (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement; (b) provide to each other for review a copy of any such press release or public statement; and (c) not issue any such press release or make any such public statement prior to such consultation and review unless such issuance is required by applicable Requirements of Law or the rules of any stock exchange upon which any securities of a party are then listed.

Section 13.2        Expenses. The parties will be responsible for their own transaction fees and expenses (including fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives or consultants) in connection with this Agreement and the transactions contemplated hereby (the “Transaction Expenses”), whether or not the transactions contemplated hereby are consummated. For the avoidance of doubt, any Transaction Expenses incurred by the Companies shall be the responsibility of the Seller.

Section 13.3        Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by fax (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)           if to the Seller, to:

API Technologies Corp.

4705 S. Apopka Vineland Road, Suite 210

Orlando, FL 32819

Attn:        Brian R. Kahn, Chairman

Fax:          (208) 728-8007

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attn:        Bradley L. Finkelstein

Fax:          (650) 493-6811

(b)           if to the Purchaser, to:

Measurement Specialties, Inc.

1000 Lucas Way

Hampton, VA 23666

Attn:        Frank Guidone, CEO

Fax:          (757) 766-4297

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

One Atlantic Center, Suite 2800

1201 West Peachtree Street

Atlanta, GA 30309-3450

Attn:        Joseph B. Alexander, Jr., Esq.

Fax:          (404) 682-7990

Section 13.4        Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement, nor shall any such third party be entitled to reference, cite or otherwise invoke any provision of this Agreement in their favor over the objection of any party hereto (as their respective interests may appear).

Section 13.5        Amendment and Waiver. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Seller or the Purchaser from the terms of any provision of this Agreement, shall be effective (a) only if it is made or given in writing and signed by each of the Seller and the Purchaser and (b) only in the specific instance and for the specific purpose for which made or given.

Section 13.6        Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 13.7        GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New Castle, State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement, the other Transaction Documents, the Shares or the affairs of the Companies. To the fullest extent that they may effectively do so under applicable Requirements of Law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 13.8        Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

Section 13.9        Entire Agreement. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 13.10    Further Assurances. Each of the parties shall execute such documents and perform such further acts (including obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

Section 13.11    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity available to any party under this Agreement, including monetary damages. Each party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of, to specifically enforce the terms and provisions of, or to enforce compliance with, the covenants and obligations of the other party without the requirement of posting a bond.

Section 13.12    Release.

(a)           Effective as of the Closing, the Seller, for itself and on behalf its Affiliates, hereby releases and forever discharges the Companies and their directors, managers, officers, employees, agents and Affiliates from any and all any rights, Claims, demands, debts, Losses, costs, expenses, attorneys’ fees, obligations, promises, covenants, agreements, contracts, charges, suits, proceedings, actions or causes of actions of any kind, known or unknown, suspected or unsuspected, at law or in equity, that the Seller or any of its Affiliates now has, has ever had or may hereafter have against any such released party arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing; provided, however, that nothing contained in this Section 13.12 shall operate to release any claim by the Seller arising out of or relating to this Agreement.

(b)           Effective as of the Closing, the Purchaser, on behalf of the Companies, hereby releases and forever discharges the Seller and its directors, managers, officers, employees, agents, Subsidiaries and Affiliates from any and all any rights, Claims, demands, debts, Losses, costs, expenses, attorneys’ fees, obligations, promises, covenants, agreements, contracts, charges, suits, proceedings, actions or causes of actions of any kind, known or unknown, suspected or unsuspected, at law or in equity, that the Companies now have, have ever had or may hereafter have against any such released party arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing; provided, however, that nothing contained in this Section 13.12 shall operate to release any claim by the Purchaser or its Affiliates (including, after the Closing, the Companies) arising out of or relating to this Agreement, the Transaction Documents or any claim relating to fraud, commission of a felony, gross negligence, willful misconduct or the breach of any employment agreements or policies.

(c)           The Seller, for itself and on behalf its Affiliates, on the one hand, and the Purchaser, for itself and on behalf of its Affiliates, on the other hand, waives any and all rights (to the extent permitted by Requirements of Law) that may have the effect of limiting the releases as set forth in this Section 13.12. In this regard, the Seller, for itself and on behalf its Affiliates, on the one hand, and the Purchaser, for itself and on behalf of its Affiliates, on the other hand, waives its rights, to the extent permitted by Requirements of Law, to any benefits of the provisions of Section 1542 of the California Civil Code or any other similar Requirements of Law that may have the effect of limiting the releases set forth this Section 13.12. Section 1542 of the California Civil Code provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

API TECHNOLOGIES CORP.

By:
Name:
Title:

SPECTRUM CONTROL, INC.

By:
Name:
Title:

MEASUREMENT SPECIALTIES, INC.

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

Settlement Statement

1.            At Closing, Purchaser shall pay to the Seller an aggregate amount equal to (i) the Estimated Purchase Price minus (ii) the Escrow Amount, wired to:

API Technologies Corp.

PNC Bank, Pittsburg, PA 15265

ABA Code:043300738

Account No: 6005804881

2.            At Closing, Purchaser shall wire the Escrow Amount to:

Bank Name: Citibank, N.A. – New York, NY

ABA Number: 021000089

Credit Account: 37432464

Credit Account Name: PBG Concentration Account

Further Credit Account Name: API Technologies Corp. and Measurement Specialties, Inc. Escrow Account

Further Credit Account Number: 25D088925768

Attention: Peter English 212-783-7111

EXHIBIT B

Form of Trademark License Agreement

EXHIBIT C

Form of Transition Services Agreement

EXHIBIT D

Form of Escrow Agreement